UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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Bankrate, Inc.

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BANKRATE, INC.

477 Madison Avenue, Suite 430

New York, New York 10022

(917) 368-8600

July 1, 2015

Dear Bankrate, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Bankrate, Inc., to be held on August 10, 2015. The Annual Meeting will begin promptly at 1:00 p.m., local time, at Marriott Singer Island, 3800 North Ocean Drive, Singer Island, Florida 33404.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials; or by completing, dating, signing and returning a proxy card.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at investor.bankrate.com.

We look forward to your participation and thank you for your support of our business.

Sincerely,

Kenneth S. Esterow

President and Chief Executive Officer

BANKRATE, INC.

477 Madison Avenue, Suite 430

New York, New York 10022

(917) 368-8600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD AUGUST 10, 2015

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bankrate, Inc. will be held at Marriott Singer Island, 3800 North Ocean Drive, Singer Island, Florida 33404, at 1:00 p.m., local time, on August 10, 2015, for the following purposes:

1.	To elect as directors the 2 nominees named in the proxy statement that follows;

2.	To approve, on an advisory basis, named executive officer compensation;

3.	To approve the Bankrate, Inc. Short-Term Incentive Plan, including the performance goals, for purposes of satisfying the requirements of Section 162(m) of the Internal Revenue Code;

4.	To approve the Bankrate 2015 Equity Incentive Compensation Plan;

5.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year; and

6.	To transact any other business as may properly come before the Annual Meeting, or at any adjournment or postponement of the meeting.

The Board of Directors has fixed the close of business on June 18, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to stockholders of record on or about July 1, 2015, and we provided access to our proxy materials over the Internet on or before that date. The Notice contains instructions on how to access an electronic copy of the proxy materials, including the proxy statement and the Company’s 2014 Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

By Order of the Board of Directors,

James R. Gilmartin

Senior Vice President, General Counsel

and Corporate Secretary

July 1, 2015

New York, New York

BANKRATE, INC.

477 Madison Avenue, Suite 430

New York, New York 10022

(917) 368-8600

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

AUGUST 10, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Bankrate, Inc., a Delaware corporation, for use at our 2015 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Marriott Singer Island, 3800 North Ocean Drive, Singer Island, Florida 33404, at 1:00 p.m. local time, on August 10, 2015.

As used in this Proxy Statement, the terms “us”, “we”, “our” and the “Company” refer to Bankrate, Inc., and, where appropriate, Bankrate, Inc., and its subsidiaries. The term “Common Stock” means shares of our common stock, par value, $0.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on June 18, 2015, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of June 18, 2015, we had 103,812,226 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 209 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

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Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

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Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m. Eastern Time on August 9, 2015 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting Without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the Notice. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting In Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Voting Requirements

At the Annual Meeting, stockholders will consider and act upon (1) the election of two directors, (2) the approval, on an advisory basis, of named executive officer compensation, (3) the approval of the Bankrate, Inc. Short-Term Incentive Plan, including the performance goals, for purposes of satisfying the requirements of Section 162(m) of the Internal Revenue Code, (4) the approval of the Bankrate 2015 Equity Incentive Compensation Plan, (5) the ratification of the appointment of our independent registered public accounting firm, and (6) such other business as may properly come before the Annual Meeting.

Our Bylaws provide that directors are elected by a plurality of the votes cast. This means that the director nominee with the most votes for a particular seat on the Board of Directors is elected for that seat. Only votes actually cast will be counted for purposes of determining whether a director nominee received the most votes for a particular seat on the Board of Directors. Abstentions and the withholding of authority by a stockholder (including broker non-votes) as to the election of directors (Proposal 1) are not treated as votes “cast” and thus have no effect on the results of the election.

Under our Bylaws, Proposals 2, 3, 4 and 5 must be approved by the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting. An abstention will have the same legal effect as a vote “against” this proposal. Broker non-votes will have no effect on the outcome of this proposal.

If your shares are held in “street name,” and you do not instruct the broker as to how to vote these shares on Proposals 1, 2, 3 or 4, the broker may not exercise discretion to vote for or against those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. With respect to Proposal 5, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. Please instruct your bank or broker so your vote can be counted.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends::

1.	a vote FOR the election of Ms. Christine Petersen and Mr. Richard Pinola to our Board of Directors; and

2.	a vote FOR the approval, on an advisory basis, of named executive officer compensation; and

3.	a vote FOR the approval of the Bankrate, Inc. Short-Term Incentive Plan, including the performance goals, for purposes of satisfying the requirements of Section 162(m) of the Internal Revenue Code; and

4.	a vote FOR the approval of the Bankrate 2015 Equity Incentive Compensation Plan; and

5.	a vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

In the event that any director nominee is unavailable for election, such shares may be voted for the election of such substitute nominee or nominees, if any, as the Board of Directors may select.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Internet Availability of Proxy Materials and Annual Report

We are pleased this year to take advantage of the Securities and Exchange Commission (“SEC”) rules that permit companies to furnish proxy materials to stockholders over the Internet. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first sent to stockholders of record on or about July 1, 2015, and we provided access to our proxy materials over the Internet on or before that date. By furnishing a Notice and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of the 2015 Annual Meeting. You can find our proxy materials and Annual Report on the Internet at investor.bankrate.com and at materials.proxyvote.com/06647F.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may engage a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be less than $10,000. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

The Board of Directors is divided into three classes, and the members of each class serve for staggered three-year terms. At each annual meeting of stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The Board of Directors is currently comprised of three Class I directors (Mr. Bruce Nelson, Ms. Christine Petersen and Mr. Richard Pinola) whose terms expire at the Annual Meeting, four Class II directors (Mr. Seth Brody, Mr. Kenneth Esterow, Mr. Michael Kelly and Mr. Sree Kotay) whose terms expire at the 2016 Annual Meeting of Stockholders, and three Class III directors (Mr. Peter Morse, Mr. Christian Stahl and Mr. Mitch Truwit) whose terms expire at the 2017 Annual Meeting of Stockholders. The Board of Directors has nominated Ms. Petersen and Mr. Pinola to stand for reelection as directors at the Annual Meeting. If reelected, they will each serve as a Class I director with a term expiring at the 2018 Annual Meeting of Stockholders. Mr. Nelson has decided not to stand for re-election to the Board of Directors at the Annual Meeting. He will continue to serve as a director through the Annual Meeting date. Mr. Nelson’s decision was for personal reasons and not the result of any disagreement with the Company or its management. There are no family relationships among any of the directors or the nominees, nor is there any agreement or understanding between any director or nominee and any other person pursuant to which the director or nominee was elected or nominated, other than the Fourth Amended and Restated Stockholders Agreement discussed in “Corporate Governance—Nomination of Directors” and “Certain Relationships and Related Party Transactions—Stockholders Agreement” below.

The Board of Directors recommends a vote FOR each of the nominees.

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

Nominees to Serve as Class I Directors (Term Expiring in 2018)

Christine Petersen, age 51, has served on Bankrate’s Board of Directors since December 2014 and currently serves as a member of the Compensation Committee. Ms. Petersen is the Chief Consumer Officer and CMO of Treato – a venture-backed startup in the digital healthcare space. She previously served as President of TripAdvisor for Business and served as Chief Marketing Officer for TripAdvisor from 2004 to 2013. From 1999 to 2002, Ms. Petersen served as Vice President, Marketing with Preview Travel and Travelocity (upon Preview Travel’s acquisition by Travelocity). From 1997 to 1999, Ms. Petersen served as Vice President with Charles Schwab and Co. and from 1993 to 1996, Ms. Petersen served as a marketing director with Fidelity Investments. In 1998, Ms. Petersen began her career with American Express holding management positions in the card, travel, insurance and financial services divisions. Ms. Petersen serves as an advisor, board member and investor in several start-up digital businesses. Ms. Petersen’s qualifications to serve on our board of directors include her more than 15 years’ experience in the digital travel/media industries with proven success in growing businesses from start-up to category winners, as well as broad financial services experience.

Richard J. Pinola, age 69, has served on Bankrate’s Board of Directors since June 2011, after previously serving on the board of directors of Bankrate’s predecessor entity. Mr. Pinola currently serves as chairman of the Audit Committee and as a member of the Compensation Committee. Since July 2009 he has been a Principal in GPS Investment Group, LLC, Investment Counselors. He served as Chief Executive Officer and Chairman of Right Management Consultants from 1994 through January 2004. He served as a director of that company from 1990 and as CEO from July 1992 until Right Management Consultants was purchased by Manpower. Prior to joining Right Management Consultants, Mr. Pinola was President and Chief Operating Officer of Penn Mutual Life Insurance Company, a financial services firm. He also was a CPA with PriceWaterhouse and Co. He serves on the boards of Corporate Property Associates 17 and Corporate Property Associates 18, both managed by W. P.

Carey, Inc. He is also on the boards of the Visiting Nurses Association and King’s College. Apart from Bankrate, Mr. Pinola previously served on the board of KTRON International, Kenexa, Inc. and Nobel Learning Communities. In addition, Mr. Pinola has served on the boards of directors of the American Lung Association, Janney Montgomery Scott, the Life Office Management Association, and the Horsham Clinic. Mr. Pinola was the founder and director of The Living Wills Archive Company and a Founder and board member of the Mutual Association for Professional Services. Mr. Pinola holds a B.S. in Accounting from King’s College and became a Certified Public Accountant in 1969. Mr. Pinola’s qualifications to serve on our Board of Directors include his previous position as a board member of Bankrate as well as his more than 30 years of business experience in finance, sales, marketing, human resources, executive compensation, investor relations, and internal operations.

Other Directors

Our other Class I Director, with a term expiring at this year’s Annual Meeting:

Bruce Nelson, age 63, has served on Bankrate’s Board of Directors since September 2011 and currently serves as a member of the Audit Committee. Mr. Nelson was Vice Chairman of the Omnicom Group from 2006 to 2011. Previously, he was Executive Vice President, Chief Marketing Officer, of the Interpublic Group, from 2000-2005. From 1998 -1999, he was Vice Chairman of Young & Rubicam Inc., the holding company of Y&R Advertising, Wunderman, Burston-Marsteller, and Landor Associates. Prior to that, Mr. Nelson pursued a multi-disciplinary career at McCann-Erickson Worldwide for 19 years, holding Executive Vice President titles as Director of Worldwide Accounts, and as a Chief Strategy Officer, Director of Strategy for Worldwide Accounts. He was the youngest Executive Creative Director in the agency’s history. He is the author of three proprietary frameworks in which to view Brands: Immediacy Marketing: Selling in Real Time; The Brand Footprint: Branding Over Borders Over Time; and Shaping The Debate: Managing Leadership and Challenger Brands. For many years, Mr. Nelson was a lecturer on Branding at the Columbia Business School and the Yale School of Management. He has served on the Board of God’s Love We Deliver in New York City and has served on the Boards of Official Payments Corp., and Prince Sports, Inc. Mr. Nelson’s qualifications to serve on our Board of Directors include his vast knowledge as a marketing and strategy expert, as well as, his unique perspective and experience in helping financial service companies develop enduring brands.

Our directors continuing in office as Class II Directors, with terms expiring at the 2016 Annual Meeting of Stockholders, are as follows:

Seth Brody, age 39, has served on Bankrate’s Board of Directors since 2010. Mr. Brody is a partner and Global Head of the Operational Excellence Practice at Apax Partners. He has been with Apax since 2008 based in the New York office. His prior industry operating experience includes roles as Executive Vice President and General Manager at Razorgator Interactive Group, as Group Vice President and General Manager at Orbitz Worldwide, Director of Marketing at priceline.com, and Product Manager at Netmarket Group, Inc. Mr. Brody has served in numerous interim management positions across the Apax portfolio, including roles as the Chief Information Officer at Netrada Management GmbH and Chief Marketing Officer at Trader Canada Corporation. Mr. Brody serves as a director and advisor to numerous growth companies in the digital space. He received his B.A. from Yale University and his M.B.A. from Harvard Business School. Mr. Brody’s qualifications to serve on our board of directors include his extensive experience with a wide variety of online businesses and his deep knowledge of the online industry.

Kenneth S. Esterow, age 50, has served on Bankrate’s Board of Directors since January 2014, and was appointed President and Chief Executive Officer in January 2014. Mr. Esterow served as our Senior Vice President – Chief Operating Officer from September 2013 to December 2013. From 2011 to 2013, Mr. Esterow served as a consultant. From 2007 until 2011, Mr. Esterow was the President and CEO of GTA by Travelport, a global online B2B travel distributor. Mr. Esterow spent six years (2000 – 2006) at Cendant Corporation, where he held the positions of Senior Vice President, eCommerce Development, Chief Business Development Officer, Executive Vice President, Supplier Services and President and CEO, Travel Industry Services, Americas. Earlier in his career, Mr. Esterow held a number of executive positions at The Netmarket Group and Deloitte

Management Consulting. Mr. Esterow is a director of Orbitz Worldwide. Mr. Esterow holds an M.B.A. from The Wharton School and a B.A. in Biology from the University of Pennsylvania. Mr. Esterow’s qualifications to serve on our Board of Directors include his extensive experience in Internet industries, providing our Board with the benefit of that experience and his insight into the strategic issues facing our business, and his role as our President and Chief Executive Officer.

Michael J. Kelly, age 57, has served on Bankrate’s Board of Directors since June 2012 and currently serves as Chairman of the Compensation Committee and as a member of the Audit Committee and the Nominating & Governance Committee. Mr. Kelly previously served as president and CEO of The Weather Channel Companies from July 2009 to February 2012. He has over three decades of experience in the media industry. From 2004-2007, Mr. Kelly served as president of AOL Media Networks, responsible for all of AOL’s advertising properties globally. From 2002-2004, Mr. Kelly was the President of the Global Marketing group at Time Warner. From 2000-2002, he founded and served as CEO at American Town Network, a local digital media company. In 1983, Mr. Kelly began a 17-year career at Time, Inc. holding management positions at Fortune Magazine and serving as publisher of Entertainment Weekly. He also served as a senior advisor at Veronis Suhler Stevenson and was a Director and member of the Audit Committee at MediaMind. He currently holds board positions at American Town Network, Colspace Corporation and Quantcast Corporation. He is also on the board of the American Advertising Federation, the Board of Councilors of the Carter Center in Atlanta and is a founding member of The Kelly Gang. Mr. Kelly’s qualifications to serve on our Board of Directors include his broad experience and successes in both traditional and new media organizations.

Sree Kotay, age 42, has served on Bankrate’s Board of Directors since December 2014 and currently serves as a member of the Nominating & Governance Committee. Mr. Kotay is Executive Vice President, Technology and Chief Software Architect for Comcast. Prior to joining Comcast in 2007, Mr. Kotay served as Senior Vice President, Technology at AOL, LLC, where he was responsible for consumer product development. During his tenure at AOL, which began in 2003, Mr. Kotay led software development for AIM/Messaging, the AOL Client, Search, aol.com, Site Publishing, Mail, and next-generation Billing. From 1999-2003, Mr. Kotay was a founder and CTO for Viewpoint, Corp., a small public software company focusing on advanced 2D and 3D graphics technology licensing and development. From 1995-1999, Mr. Kotay served as Director of R&D at Metacreations, Corp., where he lead platform technology development, new product development and technology acquisition and integration. From 1991-1995, Mr. Kotay was President and founder of Intrepid Systems, LLC, a small private software company focused on Prepress and Printing solutions for vertical markets. Mr. Kotay’s qualifications to serve on our board of directors include his domain knowledge and experience with Internet and consumer product development at various stages of growth, and his experience and acumen in driving technology transformation and product innovations.

Our directors continuing in office as Class III Directors, with terms expiring at the 2017 Annual Meeting of Stockholders, are as follows:

Peter C. Morse, age 68, currently serves as Chairman of Bankrate’s Board of Directors and has served on Bankrate’s Board of Directors and the board of directors of Bankrate’s predecessor entity since 1993, as Chairman from 1997 until 1999 and since 2002, and as Chief Executive Officer from 1993 until 1997. Mr. Morse currently also serves as Chairman of the Nominating & Governance Committee. In 1982, Mr. Morse founded Morse Partners, Inc., a private equity firm that acquires operating companies and provides expansion capital. He is also a general partner of Permit Capital LLC. From 1986 to 1990, Mr. Morse was Chairman of FAO Schwarz, the national chain of children’s gift stores. Mr. Morse is a member of the Board of Governors of the Boys and Girls Clubs of America and the Board of Trustees for the J.M. Foundation. Mr. Morse is a Trustee Emeritus of Children’s Hospital of Philadelphia where he served as a trustee from 1982 to 2010 and was Chairman of the Investment Committee of Children’s Hospital of Philadelphia from 1987 to 2010. Mr. Morse served as a member of the Board of Directors of Georgetown University from 2004 to 2010. Mr. Morse holds a B.S.B.A. from Georgetown University and an M.B.A. from Columbia University Graduate School of Business. Mr. Morse’s qualifications to serve on our Board of Directors include his extensive experience in investment matters, his familiarity with and knowledge of the history of Bankrate, and his leadership of Bankrate for over 20 years.

Christian Stahl, age 44, has served on Bankrate’s Board of Directors since 2009. Mr. Stahl joined Apax Partners in 1999 and is an equity partner. Prior to joining Apax Partners, Mr. Stahl worked at Bain & Company. He holds an M.B.A. with distinction from INSEAD Business School. Mr. Stahl also currently serves as a director of Apax Partners LLP, Cengage Learning, Takko Fashion, Karl Lagerfeld and Tommy Hilfiger China. Mr. Stahl served as a director of Central European Media Enterprises Ltd. from 2006 to 2009 and as a director of PVH from 2010 to 2011. Mr. Stahl’s qualifications to serve on our Board of Directors include his financial and business expertise across a broad set of industries, his experience as partner of a leading private equity investment group, and his service on several other public and private company boards of directors.

Mitch Truwit, age 46, has served on Bankrate’s Board of Directors since 2009. Mr. Truwit joined Apax Partners in 2006 as a partner in the New York office and has served as Co-Chief Executive Officer of Apax Partners since January 2014. Prior to joining Apax Partners in 2006, Mr. Truwit was President and Chief Executive Officer at Orbitz Worldwide in Chicago. Prior to joining Orbitz Worldwide, Mr. Truwit was the Chief Operating Officer at Priceline.com, Inc. Mr. Truwit’s qualifications to serve on our Board of Directors include his extensive experience with several online businesses, his deep knowledge of the online industry, and his financial and investment experience as a partner of a leading private equity investment group.

PROPOSAL 2: NON-BINDING, ADVISORY APPROVAL OF NAMED EXECUTIVE

OFFICER COMPENSATION (“SAY-ON-PAY”)

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”) added provisions to Section 14A of the Securities and Exchange Act of 1934, as amended, to provide that a public company’s proxy statement in connection with the annual meeting of stockholders must, at least once every three years, allow stockholders to cast a non-binding, advisory vote to approve the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion. In accordance with the Dodd-Frank Act and rules adopted by the U.S. Securities and Exchange Commission, at the 2015 Annual Meeting, we are providing stockholders with an opportunity to cast an advisory vote to approve our compensation program for our named executive officers. This vote is referred to as a “Say-on-Pay” vote.

As described in the Compensation Discussion and Analysis section and the related compensation tables and narrative discussion that follow on pages 30 – 47 of this proxy statement, our executive compensation programs are designed to achieve various objectives, including aligning named executive officer and stockholder interests, attracting and retaining quality leadership, supporting a pay-for-performance philosophy, and maintaining a level of equity grants to avoid excess dilution and expense over time.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation paid to Bankrate’s named executive officers, as disclosed in Bankrate’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion included in this proxy statement.”

Because the vote is advisory, it will not be binding upon the Board of Directors, and Bankrate will not be required to take any action as a result of the outcome of the vote. Our Board of Directors, however, values the opinions of our stockholders and, to the extent there is any significant vote against the name executive officer compensation as disclosed in this proxy statement, our Board of Directors will attempt to consider the stockholders’ concerns, to the extent ascertainable, and evaluate whether any actions are necessary to address those concerns.

Our Board of Directors unanimously recommends a vote FOR approval of the compensation of our named executive officers, on an advisory, non-binding basis, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

PROPOSAL 3: APPROVAL OF THE BANKRATE, INC. SHORT-TERM INCENTIVE PLAN

On February 2, 2015, upon recommendation of the Compensation Committee, the Board of Directors adopted the Bankrate, Inc. Short-Term Incentive Plan (the “Bonus Plan”), subject to the approval of our stockholders. The Bonus Plan is intended to govern the award and payment of annual cash bonuses to certain of Bankrate’s and its subsidiary’s officers. The Board of Directors has directed that the Bonus Plan be submitted to Bankrate’s stockholders for approval so that payments under the Bonus Plan may qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”).

A description of the material provisions of the Bonus Plan is set forth below. The statements made in this Proposal 3 concerning terms and provisions of the Bonus Plan are summaries and do not purport to be a complete recitation of the Bonus Plan provisions. These statements are qualified in their entirety by express reference to the full text of the Bonus Plan, a copy of which is attached to this proxy statement as Annex A and is incorporated by reference herein.

Section 162(m) of the Code

Approval of the material terms of the performance goals set forth in the Bonus Plan is intended to allow awards under the Bonus Plan to the Company’s executive officers to qualify as tax-deductible performance-based compensation under Section 162(m) of the Code. As described below, the Bonus Plan contains a formula that establishes the maximum award amount permitted for each participant under the Bonus Plan for a performance period. The Compensation Committee is authorized to use its negative discretion to decrease (but not increase) the maximum amount.

Section 162(m) of the Code places a limit of $1,000,000 per person on the amount the Company may deduct in any one year for compensation paid to its Chief Executive Officer and the next three highest compensated officers (other than the Chief Financial Officer). However, Section 162(m) of the Code generally allows a company to obtain tax deductions without limit for qualifying performance-based compensation. The Company intends that, subject to stockholder approval of the performance goals in the Bonus Plan, awards made pursuant to the Bonus Plan will qualify as performance-based compensation not subject to the $1,000,000 deductibility cap under Section 162(m) of the Code. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation will be fully deductible in all circumstances.

If the Bonus Plan is not approved by the stockholders, we will not grant any awards under the Bonus Plan. We may, however, otherwise grant annual cash bonuses to the executive officers who would have been eligible to participate in the Bonus Plan. In that event, these bonuses would not qualify as performance-based compensation under Section 162(m) of the Code, and, accordingly, all or a portion of the bonuses might not be deductible by the Company for federal income tax purposes.

Administration

The Bonus Plan will be administered by a committee designated by the Board (which we refer to as the “Committee”), which Committee must consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Board currently anticipates that the Compensation Committee will be the Committee that administers the Bonus Plan.

Performance Period; Eligibility for Awards Under the Bonus Plan

Awards granted under the Bonus Plan will relate to the fiscal year of the Company.

Each of the Company’s executive officers as well as any other officer of the Company or its subsidiaries who is (or who, in the determination of the Committee, may reasonably be expected to be) a “covered employee” within the meaning of Section 162(m) of the Code for the applicable performance period and who is designated to participate in the Bonus Plan by the Committee on or before the 90th day following the commencement of the applicable performance period (or such later date, if any, as permitted under Section 162(m) of the Code) is eligible to participate in the Bonus Plan. Currently, there are approximately ten employees eligible to receive awards under the Bonus Plan.

Performance Goals in the Bonus Plan

Under the Bonus Plan, the business criterion on which the performance goal is based is EBITDA. EBITDA is defined in the Bonus Plan as, for a performance period, consolidated net income before net interest expense, consolidated income taxes, and consolidated depreciation and amortization; however, EBITDA excludes any or all “extraordinary items” as determined under United States generally accepted accounting principles, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements, or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent report filed with the Securities and Exchange Commission.

The Bonus Plan provides a specific limitation on the annual cash awards that may be granted to the Company’s Chief Executive Officer and other Bonus Plan participants. Specifically, for each applicable performance period, the Chief Executive Officer is eligible to receive a Bonus Plan award equal to $5 million for such performance period if the Company’s EBITDA for such performance period is greater than zero, and each other Bonus Plan participant is eligible to receive a Bonus Plan award equal to $2.5 million for such performance period if the Company’s EBITDA for such performance period is greater than zero. The Committee has the discretion to decrease, but not to increase, the award of each individual determined pursuant to this formula, and it is currently anticipated that bonuses will generally be reduced below the amounts noted, with actual payments based on performance metrics not enumerated in the Bonus Plan.

Types of Awards

The Bonus Plan provides a program of annual cash awards to eligible employees. The Committee may approve an award for any eligible employee in any amount, subject to the limitations on awards described above.

Nonassignability

Awards under the Bonus Plan are not assignable or transferable.

Forfeiture

Unless otherwise determined by the Committee (but only to the extent that exercising such discretion would not cause the applicable award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), a participant must be employed with the Company on the day on which awards for a performance period are paid in order to receive a Bonus Plan award with respect to such performance period.

Certification and Determination of Awards

As a condition to the right to receive an award under the Bonus Plan, the Committee must first certify in writing the Company’s EBITDA and that the Bonus Plan awards have been determined in accordance with the provisions of the Bonus Plan. Bonus Plan awards will be determined as soon as practicable after the applicable performance period and will be paid no later than the 15th day of the third month following such performance period.

Duration, Amendment, and Termination

If the Bonus Plan is approved by the stockholders, it will be effective as of January 1, 2015 (and will continue in effect indefinitely). The Committee, however, may amend or terminate the Bonus Plan at any time, so long as the amendment or termination does not cause a Bonus Plan award to become subject to the deduction limitations contained in Section 162(m) of the Code.

New Plan Benefits

The amounts of awards for the Company’s 2015 fiscal year or subsequent years will be determined based upon EBITDA and, in addition, will be subject to the Committee’s right to reduce any participant’s award by any amount in its sole discretion. As a result, it is not possible to determine the amounts of awards for 2015 or subsequent years at this time. Moreover, because the Committee can reduce each participant’s award under the Bonus Plan by any amount in its discretion, it is also not possible to determine the amounts that would have been paid for 2014 had the Bonus Plan been in effect during such year. In the future, the Board anticipates the Committee will exercise its negative discretion to ensure that awards made under the Bonus Plan are consistent with the Company’s competitive pay practices, as described in the Compensation Discussion and Analysis in this proxy statement.

The Board unanimously recommends a vote FOR the approval of the Bonus Plan.

PROPOSAL 4: APPROVAL OF THE BANKRATE, INC. 2015 EQUITY

COMPENSATION PLAN

On June 12, 2015 the Board adopted the Bankrate, Inc. 2015 Equity Compensation Plan (which we refer to as the “2015 Plan”), subject to stockholder approval, which we are now seeking. As described below, we are submitting the 2015 Plan to our stockholders for approval in order to authorize the issuance of shares under the 2015 Plan and to approve certain performance goals for purposes of Section 162(m) of the Code. The 2015 Plan will be effective on the date on which such stockholder approval is received (which date we refer to as the “Effective Date”).

The Compensation Committee believes that equity-based compensation programs are an important element of our Company’s continued financial and operational success. The 2015 Plan provides us with the ability to deliver equity compensation that is competitive, attracts and retains key talent, reflects best practices in our industry, and continues our strong pay-for-performance culture. Key features of our 2015 Plan include the following:

•	A strong pay-for-performance alignment for our senior management. Since 2013, over 50% of our long-term incentive awards granted have been performance-based and tied to our operational performance.

•

Double-trigger vesting of our equity awards upon a change in control. Unless equity awards are not assumed, a change in control and a termination of employment must occur in order for acceleration of unvested awards.

•	The exercise price for stock options and stock appreciation rights may not be less than 100% of the fair market value of the underlying shares at the time of grant.

•	Shares withheld to pay taxes related to the exercise of stock options or stock appreciation rights or the vesting of other stock awards will not be added back to the 2015 Plan.

•	We are not permitted to reduce the exercise price, reprice or provide cash payment for underwater stock options without stockholder approval.

•	We limit the number of shares a participant may receive in a given calendar year.

•	We do not allow for automatic increases in the maximum number of securities available for issuance under the plan.

•	No awards may be granted under the 2015 Plan after ten years and stock options and stock appreciation rights are limited to a 10-year term from date of grant.

In approving the 2015 Plan, the Board considered the recent history of our Company’s prior equity incentive compensation plans, including the 2011 Equity Compensation Plan (which we refer to as the “2011 Plan”), the intended purpose of the 2015 Plan, and the number of shares that would be reserved for issuance under the 2015 Plan (representing approximately 7.71% of the outstanding shares of the Company’s common stock as of June 18, 2015, assuming all 8,008,157 shares available under the 2015 Plan are issued).

We have broad employee participation in our equity compensation program, including our most senior executives, which has resulted in a three-year average burn rate of 1.7% of our weighted average diluted common shares outstanding. Our 3-year average burn rate is positioned competitively relative to our peer group used to assess executive compensation pay levels and practices (see our Compensation Discussion and Analysis for discussion of our peer group). The table below indicates our burn rate from 2012 – 2014 (with performance shares measured at maximum per the disclosure in Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014):

	2014	2013	2012
Restricted Stock (including Performance Shares) Granted	2,905,777	1,501,154	—
Stock Options Granted	—	355,000	440,000
Total Granted	2,905,777	1,856,154	440,000
Weighted Average Diluted Shares Outstanding	102,417,273	100,108,316	100,831,459
Burn Rate	2.8%	1.9%	0.4%

Three-Year Average Burn Rate (2012–2014): 1.7%

You are being asked to approve the 2015 Plan. Our Board believes that the 8,008,157 additional shares available for grant (representing 6,500,000 new shares in addition to the 1,508,157 shares available for issuance under the 2011 Plan as of June 12, 2015, the date the 2015 Plan was approved by the Board) would provide Bankrate with sufficient shares for our equity compensation needs over the next three years following the Effective Date. You should read and understand the terms of the 2015 Plan before you vote. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting is required to approve the 2015 Plan.

The Board unanimously recommends a vote FOR approval of the 2015 Plan.

Summary of the 2015 Plan

A summary of the material features of the 2015 Plan appears below. These summary descriptions are qualified in their entirety by reference to the full text of the 2015 Plan, which is attached to this Proxy Statement as Annex B.

Number of Authorized Shares Submitted to Our Stockholders

We are asking our stockholders to approve a total of 8,008,157 shares of Common Stock (reduced as described in the next sentence) to be available for grants of awards under the 2015 Plan (representing 6,500,000 new shares in addition to the 1,508,157 shares available for issuance under the 2011 Plan as of June 12, 2015, the date the 2015 Plan was approved by the Board), plus any shares related to awards outstanding under the 2011 Plan as of June 12, 2015 that thereafter terminate, expire unexercised, or are forfeited, canceled or otherwise are not delivered for any reason. The 8,008,157 shares of Common Stock available under the 2015 Plan will be reduced by any shares of Common Stock delivered pursuant to any award that is granted under the 2011 Plan after June 12, 2015 and prior to stockholder approval of the 2015 Plan. As of June 12, 2015, 2,795,793 shares of Common Stock were issuable pursuant to outstanding stock options under the 2011 Plan, and there were 4,512,916 restricted shares outstanding (with outstanding performance share awards measured at target) under the 2011 Plan. The outstanding stock options have a weighted average exercise price of $16.05 per share and a weighted average remaining life of 5.08 years. Upon stockholder approval of the 2015 Plan, effective as of the Effective Date, no further awards may be granted under our 2011 Plan, although awards granted under the 2011 Plan prior to the Effective Date will continue to remain outstanding under their terms and, as noted above, may be settled with shares that are in addition to the shares available for future grants under the 2015 Plan. The fair market value of a share of Common Stock on June 12, 2015 was $12.62, the closing price on that date.

Term of Plan

The 2015 Plan becomes effective as of the Effective Date and provides that no grants may be made under the plan after the tenth anniversary of the Effective Date. As of the Effective Date, no further awards may be granted under our 2011 Plan, although awards granted under such plan prior to the Effective Date continue to remain outstanding under their terms.

Individual Limitations on Awards

The 2015 Plan provides that in any calendar year, (a) the total number of shares for which qualified performance-based awards (as described below) other than stock options and stock appreciation rights (“SARs”) may be made to any one participant cannot exceed 1,600,000, (b) the total number of shares for which stock options and SARs may be made to any one participant cannot exceed 750,000, and (c) the total grant date value of awards to any non-employee director may not exceed $500,000.

Share Counting Rules

Shares subject to awards granted under the 2015 Plan are not counted as used unless and until they are actually issued and delivered to a participant. Upon payment in cash of the benefit provided by any award (or any award granted under the 2011 Plan prior to June 12, 2015), shares that were covered by such award will be available for issue or transfer under the 2015 Plan. Shares withheld by the Company to satisfy tax withholding obligations, and shares that are repurchased by the Company with stock option and SAR proceeds, are not added back to the aggregate limit under the 2015 Plan. Shares covered by a SAR (or a SAR granted under the 2011 Plan), to the extent the award is exercised and settled in shares, and regardless of whether all shares covered by the award are actually issued to the participant upon exercise, are considered issued or transferred pursuant to the 2015 Plan. The 2015 Plan also provides that shares that are delivered in settlement of an award issued in connection with the assumption or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition, or as a post-transaction grant under such a plan or arrangement of an acquired entity, will not be counted against the maximum number of shares available for delivery under the plan, to the extent that the exemption from the stockholder approval requirements of the listing standards of the New York Stock Exchange relating to mergers and acquisitions is available.

Persons Eligible for Grants

The Compensation Committee or its permitted delegate may grant awards under the 2015 Plan to any of our directors and to any employees of the Company or any subsidiary of the Company. As of the June 12, 2015, approximately 770 people were eligible to participate under the 2015 Plan.

Awards In General

The Compensation Committee has broad authority to establish the terms and conditions of the awards granted under the 2015 Plan, including the ability to specify the employees and directors who will be granted awards and the types of awards they will receive.

Types of Awards

In addition to cash awards (described below), the 2015 Plan authorizes the grant of several types of stock-based awards, including stock options, SARs, restricted stock awards, restricted stock units, unrestricted stock awards, qualified performance-based awards under Section 162(m) of the Code, interest equivalent awards, and, in the case of awards other than stock options, SARs, and unvested performance awards, dividend equivalents.

Stock Options. Stock options allow the recipient to purchase a fixed number of shares of our Common Stock for a fixed price. Stock options granted under the 2015 Plan may either be incentive stock options, which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or nonqualified stock options, which do not qualify for this favorable tax treatment. Under the 2015 Plan, the exercise price of any option must be no less than the fair market value, as defined in the 2015 Plan, of our Common Stock on the grant date. The 2015 Plan provides that the term of any option granted may not exceed 10 years and that each option may be exercised for such period as may be specified by the Compensation Committee in the grant of the option.

Stock Appreciation Rights. SARs constitute the right to receive stock or cash, or a combination of stock and cash, equal in value to the difference between the exercise price of the SAR and the market price of our Common Stock on the exercise date. The exercise price of a SAR must be no less than the fair market value of our Common Stock on the grant date. SARs may be granted alone or in tandem with options. SARs granted in tandem with options must have an exercise price equal to the exercise price per share of the related options. The exercise of all or a portion of a SAR granted with a related option results in the forfeiture of all or a corresponding portion of the related option, and vice versa. The Compensation Committee determines the form (whether in cash, shares, or a combination thereof) and timing of payments made upon exercise of a SAR, whether the payment will be made in a lump sum, in annual installments, or otherwise deferred, and whether interest equivalents will be paid with respect to such payments.

Restricted Stock Awards. Recipients of restricted stock awards generally have all the customary voting and other rights of a stockholder during the restricted period, but may not sell, transfer, or otherwise dispose of the restricted stock. Dividends will be held subject to the same restrictions as the underlying shares during the restricted period. The Compensation Committee may set the terms and conditions of restricted stock awards, including restrictions against sale, transfer, or other disposition, may make the lapse of such restrictions contingent on the achievement of performance goals, and may grant an award of dividend equivalent units in connection with a restricted stock award.

Restricted Stock Unit Awards. Restricted stock units (“RSUs”) represent the right to receive a specified number of shares of our Common Stock at such times, and subject to such conditions, as the Compensation Committee determines. A participant to whom RSUs are awarded has no rights as a stockholder with respect to the shares represented by the RSUs unless and until shares are actually delivered to the participant in settlement of the award. RSUs may, however, have dividend equivalent rights if so determined by the Compensation Committee.

Unrestricted Stock Awards. Recipients of unrestricted stock awards become the owner of the shares of our Common Stock subject to the award upon receipt of the shares, with the right to receive dividends and all the customary voting and other rights of a stockholder.

Dividend and Interest Equivalent Awards. Cash dividends are not paid on shares that have been awarded under the plan but not yet registered or delivered. As described above, however, the Compensation Committee may provide for the payment of dividend equivalents in respect of any award other than awards of stock options or SARs pursuant to which shares of our Common Stock are or may become deliverable in the future, equal in value to the cash dividends that would have been paid with respect to each share subject to the award, if it had been outstanding from the date of grant. Dividend equivalents may be payable in cash or shares of our Common Stock, either from time to time before shares are delivered pursuant to the award (including upon payment of the underlying dividends), or at the time the shares are delivered. Dividend equivalents may also be converted into contingently credited shares of our Common Stock deliverable at such time or times as the Compensation Committee may determine. Our Compensation Committee may also provide for payment of interest equivalents on any portion of any award payable at a future time in cash, and on dividend equivalents that are payable at a future time in cash.

Cash Awards

In addition to the various types of equity-based awards described below, the 2015 Plan permits the Compensation Committee to grant cash awards, subject to such terms and conditions, if any, as it determines, such as requiring continued employment or continued service and/or performance conditions. These awards may be designated as qualified performance-based awards as described below. The aggregate maximum payment value in any calendar year that any one participant may receive under cash awards that are so designated is $9,000,000.

Qualified Performance-Based Awards

Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to a “covered employee.” A “covered employee” is an employee who is, on the last day of the company’s taxable year in which the deduction would otherwise be claimed, the company’s chief executive officer or one of the other three highest paid officers named in its proxy statement (excluding its chief financial officer). This limit does not apply to compensation that satisfies the applicable requirements for a performance-based compensation exception, one of which is that stockholders approve the material terms of the compensation.

The Compensation Committee may grant awards designed to qualify for this exception. These awards are referred to as qualified performance-based awards. These qualified performance-based awards must be made subject to the achievement of objective performance goals, established by the Compensation Committee in accordance with Section 162(m) of the Code and the applicable regulations, based upon the attainment of specified levels of one or more of the following management objectives as applied to the Company as a whole, to any subsidiary, division or other unit of our company, or the individual participant (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project, or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); return on equity, investment, capital, or assets; one or more operating ratios, such as earnings before interest, taxes, and/or depreciation and amortization; borrowing levels, leverage ratios, or credit rating; market share; capital expenditures; free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; stock price; earnings per share; shareholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); economic value added; strategic business criteria, consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals; cost targets, customer satisfaction, supervision of litigation or information technology; joint ventures and strategic alliances; spin-offs, split-ups, and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity), or refinancings. The achievement of these goals may be determined without regard to the effect of specified unusual events, such as restructuring charges and the cumulative effect of accounting changes required under generally accepted accounting principles, as determined by the Compensation Committee in connection with the establishment of the goals.

The Compensation Committee may impose other conditions, such as continued employment, for qualified performance-based awards to be earned, vested, or payable. It may also reserve the right, in connection with the grant of a qualified performance-based award, to exercise negative discretion to reduce the amount of the award that is earned, vested, or payable to the participant below the amount determined in accordance with the applicable goals, but it may not increase the amount so earned, vested, or payable above the amount determined in accordance with the applicable goals. Achievement of the performance goals applicable to a qualified performance-based award may be waived by the Compensation Committee only in the event of the death or disability of the participant. In addition, qualified performance-based awards may, to the extent provided in the applicable award agreements for such awards, be subject to accelerated vesting upon a change of control.

Antidilution

In the event of any change in our capitalization as the result of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of our ownership of an affiliate, or other similar transaction, the Compensation Committee or our Board may, and in the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization, or another event similar to any of the foregoing, affecting our capital structure, or a separation or spin-off of an affiliate without consideration or other extraordinary dividend of cash or other property to our stockholders, the Compensation Committee or our Board shall, make substitutions or adjustments in the aggregate number and kind of shares reserved for delivery under the 2015 Plan, in the limitation on individual awards described below, in the number and kind of shares subject to outstanding awards, in the exercise price of outstanding options and stock appreciation rights, and/or such other equitable substitution or adjustments as it may determine to be appropriate. The Compensation Committee or our Board, however, cannot make any adjustments that would cause qualified performance-based awards to fail to be tax deductible pursuant to the Section 162(m) exemption described above.

Administration

The Compensation Committee of our Board generally administers the 2015 Plan, although our Board may exercise that authority itself or delegate administrative powers under the 2015 Plan to another committee of the Board. In addition, the Compensation Committee generally may delegate its authority to one or more committees and/or to senior managers, to the extent permitted by law, and except for matters affecting any executive officers. All such delegations must be made in accordance with Delaware law. All determinations involving awards that are intended to be exempt from the deduction limitations of Section 162(m) of the Code must be made by the Compensation Committee or another committee of outside directors meeting the requirements for the performance-based compensation exception. Determinations of the Compensation Committee or its delegates concerning any matter arising in connection with the 2015 Plan are final, binding, and conclusive on all interested parties. Such determinations include such matters as determining the awards that will be made under the 2015 Plan, interpretation of plan provisions, and decisions to accelerate vesting or waive forfeiture of any award.

Treatment of Outstanding Equity Awards Following a Change in Control

Unless provided otherwise in the applicable award agreement:

•

in the event of a “change in control” of the Company (as defined in the 2015 Plan), if equivalent replacement awards are substituted for awards granted and outstanding under the 2015 Plan at the time of such change in control, such awards will not vest upon the change in control but would vest upon a termination of service other than for cause within two years after such change in control (i.e., the awards vest on a “double-trigger” basis); and

•

notwithstanding any other provision of the 2015 Plan to the contrary, upon the termination of service of a participant during the two-year period following a change in control for any reason other than for cause, any option (other than an incentive stock option) or stock appreciation right held by the participant as of the date of the change in control that remains outstanding as of the date of such termination of service may thereafter be exercised until the earlier of (a) the last date on which such option or stock appreciation right would otherwise be exercisable and (b) the third anniversary of the termination of service.

An award qualifies as a “replacement award” under the 2015 Plan if the following conditions are met in the sole discretion of the committee: (a) it is of the same type as the award being replaced; (b) it has a value equal to the value of the award being replaced as of the date of the change in control; (c) if the underlying award being replaced was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the change in control; (d) it contains terms relating to vesting (including with respect to a termination of service) that are substantially identical to those of the award being replaced; and (e) its other terms and conditions are not less favorable to the participant than the terms and conditions of the award being replaced (including the provisions that would apply in the event of a subsequent change in control) as of the date of the change in control.

If equivalent replacement awards are not substituted for awards granted and outstanding under the 2015 Plan at the time of such change in control, (a) all then-outstanding options and stock appreciation rights will become fully vested and exercisable, and all full-value awards (other than performance-based awards) will vest in full, be free of restrictions, and be deemed to be earned, and payable in an amount equal to the full value of such award;

and (b) all then-outstanding performance-based awards will be deemed to be earned and payable, with all applicable performance goals deemed achieved at the greater of (i) the applicable target level and (ii) actual performance, as determined by the Committee, through the date of the change in control.

Amendment or Termination

Our Compensation Committee may amend or terminate the 2015 Plan or any outstanding awards at any time, provided that no grants previously made under the 2015 Plan are adversely affected without the consent of the affected participants, except as a result of changes in law or other developments and, provided further, that no amendments to the 2015 Plan will, without the approval of stockholder, permit the Company to reprice any outstanding option or stock appreciation right. Amendments to change the number of shares authorized for use under the 2015 Plan must be approved by our Board, and for certain purposes, our stockholders. Stockholder approval must be obtained if required by the listing standards of the New York Stock Exchange.

Non-U.S. Participants

To accommodate differences in local law, tax policy, or custom, awards granted to employees who are not U.S. nationals or who are employed outside the United States may be subject to special terms, conditions, and documentation as provided by the Compensation Committee. Our Compensation Committee may also grant substitutes for awards to non-U.S. employees.

Registration and Compliance with Applicable Law

If the Compensation Committee determines under U.S. federal, state or local or foreign law or practice, that government approval or the registration, qualification, or listing of shares of our Common Stock is necessary or desirable in connection with the granting of awards or their exercise, or the purchase or receipt of shares pursuant to awards, no shares pursuant to an affected award may be purchased or received before the Compensation Committee is satisfied that the desired actions have been completed. Our Compensation Committee will not be required to issue any shares of our Common Stock pursuant to an award before it has received all required information and determined that such issuance is in compliance with all applicable laws and securities exchange rules.

Awards Under the 2015 Plan

No awards have yet been granted under the 2015 Plan.

New Plan Benefits

Awards to be received by individual participants are not determinable because the Compensation Committee (or its delegate) determines the amount and nature of any award under the 2015 Plan in the respective committee’s sole discretion at the time of grant. In addition, awards are dependent upon a number of factors, including the value of our Common Stock on future dates and the exercise decisions of participants. As a result, the benefits that might be received by participants receiving discretionary grants under the 2015 Plan are not determinable.

The following table reflects equity-based awards granted in 2014 for the named executive officers as a group, all other employees as a group, and all non-employee directors as a group (with performance shares measured at target).

Number of Restricted Shares
All Named Executive Officers, as a Group	759,073
All Non-Employee Directors, as a Group	31,730
All Other Employees, as a Group	1,703,183

For more information regarding grants made to our named executive officers and non-employee directors in 2014, see Grants of Plan-Based Awards in 2014 on page 42 and the table set forth under “Director Compensation” on page 48.

Federal Income Tax Considerations

The discussion below summarizes the expected federal income tax treatment of awards under the 2015 Plan, under currently applicable laws and regulations.

Incentive Stock Options

In general, a participant realizes no taxable income upon the grant or exercise of an incentive stock option (which we refer to as an “ISO”). The exercise of an ISO, however, may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and a deduction for the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which we are not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which we are not entitled to a deduction.

Nonqualified Stock Options

A recipient generally does not recognize taxable income on the grant of nonqualified stock option, but does recognize ordinary income on the exercise date. The amount of income in the case of a nonqualified stock option exercise is the amount by which the fair market value of the shares received on the date of exercise exceeds the option price. The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the recipient from the exercise of nonqualified stock options, subject to the limitations of Section 162(m) of the Code.

SARs

A recipient generally does not recognize taxable income on the grant of SARs, but does recognize ordinary income on the exercise date. The amount of income in the case of a SAR exercise is the amount by which the fair market value of the shares or cash received on the date of exercise exceeds the exercise price. The Company will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the recipient from the exercise of SARs, subject to the limitations of Section 162(m) of the Code.

Restricted Stock Awards

A recipient generally does not recognize taxable income on the grant of restricted stock, but does recognize ordinary income on the vesting date, or the date the recipient’s interest in the stock is freely transferable or is no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the shares on that date. Any dividends paid on the restricted stock before the vesting date are also taxable as compensation income upon receipt.

However, a recipient may elect to recognize income upon the grant of restricted stock, rather than when the recipient’s interest is freely transferable and no longer subject to a substantial risk of forfeiture, equal to the fair market value of the shares on the date of the award. If the recipient makes this election, dividends paid with respect to the restricted shares that are paid currently (rather than held subject to forfeiture) will not be treated as compensation, but rather as dividend income, and the recipient will not recognize additional income when the restrictions applicable to the restricted stock lapse. The recipient will not be entitled to any deduction if, after making this election, he or she forfeits any of the restricted stock. If restricted stock is forfeited after this election is made, the recipient will not be entitled to a refund of the ordinary income tax paid on the restricted stock. The recipient may, however, be entitled to receive a capital loss deduction upon forfeiture. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock, subject to the limitations of Section 162(m) of the Code.

Unrestricted Stock Awards

A recipient will recognize taxable income on the grant of unrestricted stock in an amount equal to the fair market value of the shares on the grant date. The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of restricted stock, subject to the limitations of Section 162(m) of the Code.

Restricted Stock Units

A recipient does not recognize taxable income on the grant of RSUs, but does recognize ordinary income when they vest, unless settlement of the RSUs (whether in shares and/or cash) is deferred in accordance with the requirements of federal tax law. If these requirements are met, the recipient will recognize taxable income when the shares and/or cash are delivered. The amount of this ordinary income will be the fair market value of the shares on the date of vesting or delivery, as applicable, plus the amount of cash payable or paid, as applicable. Any dividends paid on the RSUs are also taxable as compensation income upon vesting or payment, as applicable.

Our company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a grant of RSUs, subject to the limitations of Section 162(m).

Dividend and Interest Equivalent Awards

A recipient recognizes ordinary income when the right to receive unrestricted shares and/or cash pursuant to a dividend or interest equivalent award vests or, if delivery of those shares or cash is deferred in accordance with the requirements of federal tax law, upon delivery. The amount of this ordinary income will be the fair market value of the shares on that date of any shares delivered, plus the amount of cash paid. If restricted shares are delivered pursuant to such an award, they will be taxed as described above under “Restricted Stock.”

Withholding

The Company will ordinarily be entitled to a deduction at the same time and in the same amounts as the compensation income recognized by the recipient of a dividend or interest equivalent award, subject to the limitations of Section 162(m) of the Code. The Company may take such action as it deems appropriate for the withholding of any taxes that we are required by law to withhold in connection with the grant or (as applicable) exercise of any award, including, without limitation, withholding cash or shares that would be paid or delivered pursuant to the exercise or grant of any award, cancelling any portion of the award (or any other award under the plan), or selling any property contingently credited by the Company for the purpose of paying such award (or any other award under the plan), in each case in order to withhold or reimburse the Company for the minimum amount required to be withheld.

Section 162(m) Limitations

As explained in more detail above under “—Qualified Performance-Based Awards” above, Section 162(m) of the Code generally places a $1 million annual limit on a company’s tax deduction for compensation paid to certain senior executives, other than compensation that satisfies the applicable requirements for a performance-based compensation exception.

The 2015 Plan is designed so that it permits the Compensation Committee to grant awards designed to qualify for this exception. The Compensation Committee, however, reserves the right to grant awards that do not qualify for this exception, and, in some cases, the exception may cease to be available for some or all awards that otherwise so qualify. Thus, it is possible that Section 162(m) of the Code may disallow compensation deductions that would otherwise be available to the Company.

PROPOSAL 5: RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Grant Thornton LLP to serve as Bankrate’s independent registered public accounting firm for the fiscal year ending December 31, 2015. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Grant Thornton LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Grant Thornton LLP as our independent public accountants is not required by our bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on this matter at the Annual Meeting will approve the proposal to ratify Grant Thornton as our independent auditors for the fiscal year ending December 31, 2015.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.

CORPORATE GOVERNANCE

Board of Directors Meetings and Independence

During 2014, the Board of Directors held thirteen meetings. Each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he served. Our directors meet in executive sessions without management present. The Chairman of our Board leads these executive sessions.

Our Board of Directors has determined that Mr. Kelly, Mr. Kotay, Mr. Morse, Mr. Nelson, Ms. Petersen and Mr. Pinola are independent directors under the rules of the New York Stock Exchange.

Committees of the Board of Directors

Our Board of Directors currently has three standing committees—Audit, Compensation and Nominating & Governance. Our Audit Committee, our Compensation Committee and our Nominating & Governance Committee are each composed of three independent directors.

The members of the Audit Committee are Mr. Pinola (Chairman), Mr. Kelly and Mr. Nelson. Our Board of Directors has determined that Mr. Pinola is an “audit committee financial expert” as defined by the SEC, and that Messrs. Kelly, Nelson and Pinola meet the additional criteria for independence of audit committee members set forth in Rule of 10A-3(b)(1) under the Securities Exchange Act of 1934. The Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial reports and other financial information provided by us to governmental bodies or the public; our systems of internal controls regarding finance, accounting, legal compliance and ethics established by management and the Board of Directors; and our accounting and financial reporting process. The Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee met sixteen times during 2014.

The members of the Compensation Committee are Mr. Kelly (Chairman), Ms. Petersen and Mr. Pinola. The Compensation Committee’s primary function is to discharge the Board of Director’s responsibilities relating to compensation of Bankrate’s executive officers. While some of the parameters of each named executive officer’s compensation are set forth in the applicable employment agreements, the Compensation Committee will set performance goals for incentive compensation and review all other compensation and benefits for the named executive officers on an annual basis. The Compensation Committee will work with the Chief Executive Officer to ensure the compensation objectives are aligned with our mission and overall objectives and to provide a decision-making framework for use in formulating recommendations for each named executive officer’s compensation (other than with respect to his own compensation). The Compensation Committee may form and delegate authority to subcommittees as it deems appropriate. The Compensation Committee met three times in 2014. The Compensation Committee has the authority to appoint and dismiss its advisors and compensation consultants and approve their compensation. These advisors report directly to the Compensation Committee. The Compensation Committee has retained Compensation Advisory Partners, LLC as its outside compensation consultant. A description of the processes and procedures we consider to determine our executives’ compensation is included in the section entitled “Executive Compensation—Compensation Discussion and Analysis” below.

The members of the Nominating & Governance Committee are Mr. Morse (Chairman), Mr. Kelly and Mr. Kotay. The Nominating & Governance Committee’s primary function is (1) to assist the Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by the Board of Directors, and to recommend to the Board of Directors the director nominees for the next annual meeting of stockholders; (2) to develop and recommend to the Board of Directors the Corporate Governance Guidelines applicable to the Company; (3) to lead the Board of Directors in its annual review of the Board of Directors’ and management’s performance; and (4) to recommend to the Board of Directors director nominees for each committee. The Nominating & Governance Committee was formed in March 2014 and met once in 2014.

The Audit Committee, Compensation Committee and Nominating & Governance Committee each operate under a written charter adopted by the Board of Directors that is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee in 2014 was, at any time during 2014 or at any other time an officer or employee of Bankrate, and none had or has any relationships with Bankrate that are required to be disclosed under Item 404 of Regulation S-K. None of Bankrate’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during 2014.

Board Leadership Structure and Risk Oversight

Our governance processes, including the Board’s and Compensation Committee’s involvement in developing and implementing strategy, active oversight of risk, regular review of business results and evaluation of the Chief Executive Officer’s performance and compensation, provide rigorous Board oversight of the Chief Executive Officer as he fulfills his various responsibilities.

The Board believes that it should have the flexibility to make determinations as to whether the same individual should serve as both the Chief Executive Officer and the Chairman of the Board. In determining the appropriate leadership structure, the Board considers, among other things, the current composition of the Board and challenges and opportunities specific to Bankrate.

Currently, the positions of Chairman and Chief Executive Officer are separated. The Chairman of our Board of Directors is Peter C. Morse, who has served in that capacity since 2002, and has been with Bankrate for over 20 years. We believe that Mr. Morse’s leadership skills, coupled with his intimate knowledge of the Company, make him well qualified to serve as our Chairman at this time.

Management of risk is the direct responsibility of the Chief Executive Officer and other executive officers. Our Board of Directors has responsibility for the oversight of risk management on an enterprise-wide basis, making the assessment that management has appropriately identified the risks faced by the Company, determined how those risks will evolve over time, and developed the proper actions for risk mitigation. The Board’s approach is designed to support the achievement of our organizational and strategic objectives, supporting sound financial management and sustainable growth, while at the same time creating enhanced stockholder value. The Board evaluates the risk management practices developed and implemented by management and gauges whether these practices are operating as intended. The Board frequently reviews information regarding Company strategy, operations, cash and financial management, productivity, growth initiatives, and the risks associated with each.

The Chairman, by leading Board meetings, facilitates reporting by the Audit Committee to the Board of its activities in risk oversight assistance to the Board. The Chief Executive Officer’s collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business and financial risks. He is available to the Board to address any questions from directors regarding executive management’s ability to identify and mitigate risks and weigh them against potential rewards.

We do not believe that there are any material compensation arrangements that provide meaningful incentives for employees, including the named executive officers and additional executive officers, to take risks that would be reasonably likely to have a material adverse effect on us.

Nomination of Directors

The Fourth Amended and Restated Stockholders Agreement, by and among Bankrate, Ben Holding S.à r.l., certain Bankrate directors and executives and certain other holders of Bankrate common stock, which we refer to as the Stockholders Agreement, provides Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase) with special rights to designate directors for nomination to our Board of Directors. See “Certain Relationships and Related Party Transactions—Stockholders Agreement” for further information. Pursuant to the Stockholders Agreement, as Ben Holding S.à r.l. currently holds more than 30% of Bankrate’s common stock, Ben Holding S.à r.l. is entitled to nominate 30% of our Board. Ben Holding S.à r.l. is in turn beneficially owned by Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P.

With respect to directors not nominated by Ben Holding S.à r.l., the full Board of Directors historically handled the director nomination process. In March 2014, the Board established a Nominating & Governance Committee to assist the Board by identifying and recommending individuals qualified to become members of our Board of Directors. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service, if the Nominating & Governance Committee decides not to recommend re-nomination of a member for re-election or if the Board elects to increase the size of the Board by adding a new member or if there is a vacancy created on the Board, the Nominating & Governance Committee then identifies the desired skills and experience of a new nominee in light of the criteria below. The Nominating & Governance Committee may identify potential candidates through a combination of referral sources, including current Board members, consultants and search firms, as appropriate.

In evaluating a director nominee, the Nominating & Governance Committee considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•

the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under New York Stock Exchange listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business or professional experience. In doing so, the Nominating & Governance Committee and the Board of Directors will also consider candidates with appropriate non-business backgrounds. While we do not have a formal diversity policy for Board membership, the Board of Directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s discussions and decision-making process. These factors are considered by the Nominating & Governance Committee in connection with the general qualifications of each potential nominee.

Other than the foregoing, there are no stated minimum criteria for director nominees, except that our Bylaws further provide that no person of age 72 or older is eligible for nomination to the Board of Directors. The Nominating & Governance Committee and the Board of Directors may also consider such other factors as it may deem in our best interests and the best interest of our stockholders.

Stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the Corporate Secretary of Bankrate of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors are elected by a plurality of votes at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting.

Communications with the Board of Directors

It is important to us that our Board hears the views of interested parties. If you want to communicate directly with our independent directors, please mail your communication to the Corporate Secretary at the following address: Independent Directors, c/o Corporate Secretary, Bankrate, Inc., 477 Madison Avenue, Suite 430, New York, New York 10022.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines are published on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

Stock Ownership Guidelines

Effective January 1, 2015, independent directors and senior officers of the Company, including each named executive officer, are expected to own at least a certain number of shares of Company common stock. The named executive officers are expected to own the number of shares of the Company’s common stock indicated below:

•	Chief Executive Officer: lesser of 5x base salary and 160,000 shares

•	Chief Financial Officer: lesser of 2x base salary and 55,000 shares

•	CEO, Bankrate.com: lesser of 2x base salary and 55,000 shares

•	CEO, Bankrate Credit Cards: lesser of 2x base salary and 45,000 shares

•	CEO, Bankrate Insurance: lesser of 2x base salary and 45,000 shares

The ownership calculation will include shares owned directly or indirectly by a person, and unvested time based restricted stock. The ownership calculation will exclude unearned performance shares and unexercised stock options. The stock ownership requirements will have a three-year phase-in for compliance. Persons not in compliance by the compliance deadline will be required to hold 50% of net shares received/held upon vesting or exercise of any equity award until the guideline is met. The guidelines will be reviewed by the Nominating & Governance Committee on an annual basis to determine if any modifications are needed as a result of salary or personnel changes.

10b5-1 Trading Plans

The Company encourages each of its senior officers to effect any disposal of shares of the Company’s common stock pursuant to a pre-arranged trading plan adopted in compliance with Rule 10b5-1 under the Exchange Act of 1934 (a “10b5-1 Plan”) and the Company’s Insider Trading and Information Policy. The Company has established guidelines for the adoption and implementation of 10b5-1 Plans by senior officers, which include a seasoning period whereby the first trades under a plan cannot occur until the Company’s trading window opens in the quarter following the quarter in which the plan is entered into.

Clawback Policy

Effective January 1, 2015, the Company adopted a policy with respect to the “clawback” of incentive or performance based compensation for senior officers. In general and subject to the terms and conditions of the policy, the policy provides that where there is a restatement due to material non-compliance with financial reporting requirements under federal securities laws, the Board of Directors may seek to recover from senior officers incentive or performance based executive compensation that is in excess of what would have vested or been paid had the financial results been properly reported.

Short-Selling and Derivative Trading Prohibition

The Company’s Insider Trading and Information Policy, which is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com, provides that speculating in securities of the Company, including by engaging in short-term trading, short sales, sales against the box, transactions on margin or transactions based on rumor or speculation, or trading in derivatives involving the Company’s securities, is prohibited.

Director Attendance at Annual Meeting of Stockholders

We invite all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders. One director attended last year’s Annual Meeting.

EXECUTIVE OFFICERS

The names, ages, and current positions of our executive officers as of the date of this proxy statement are listed in the table below. Executive officers are elected annually by the Board of Directors at its meeting following the Annual Meeting of Stockholders to serve for a one-year term and until their successors are elected and qualified. There are no family relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected other than Bankrate’s executive agreements with each of the officers listed below. Mr. Esterow serves as a director and an executive officer. For information pertaining to Mr. Esterow’s business experience, see “Election of Directors.”

Name	Age	Position
Kenneth S. Esterow	50	President, Chief Executive Officer and Director
Steven D. Barnhart	53	Senior Vice President-Chief Financial Officer
James R. Gilmartin	38	Senior Vice President, General Counsel & Corporate Secretary
Jeffrey J. Grant	41	CEO, Bankrate Insurance
Donaldson M. Ross	51	CEO, Bankrate.com
Christopher J. Speltz	52	CEO, Bankrate Credit Cards

Steven D. Barnhart. Mr. Barnhart has served as our Senior Vice President, Chief Financial Officer since March 2015 and from September 2014 until March 2015 served as our Interim Chief Financial Officer. From 2012 to 2014, he served as Senior Vice President and Chief Financial Officer of Sears Hometown and Outlet Stores. Prior to that, he was CFO at Bally Total Fitness from 2010 to 2012, where he oversaw the finance and technology functions. From 2003 to 2009, Mr. Barnhart served in various executive leadership roles at Orbitz Worldwide, including Chief Financial Officer, President and Chief Executive Officer. From 1990 to 2003, Mr. Barnhart served in various finance and strategy roles for PepsiCo, and as Finance Director, Southeast Business Unit, for The Pepsi Bottling Group. He holds an MBA in Finance from the University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of Chicago. Mr. Barnhart is a director at USA Technologies, Inc., where he serves as a member of the compensation committee and as Lead Independent Director. He was previously a director of Orbitz Worldwide from 2007-2009.

James R. Gilmartin. Mr. Gilmartin has served as our General Counsel since joining Bankrate in May 2012. Prior to joining Bankrate, Mr. Gilmartin was an associate at the law firm of Wachtell, Lipton, Rosen & Katz from November 2005 until May 2012. From 2004 until 2005, he served as a law clerk to Hon. Jacques L. Wiener, Jr., U.S. Court of Appeals for the Fifth Circuit. Earlier in his career, Mr. Gilmartin was a software developer at Business Logic Corporation. Mr. Gilmartin holds a Juris Doctor from The University of Chicago Law School and a Bachelor of Arts degree from the University of Notre Dame.

Jeffrey J. Grant. Mr. Grant has served as Chief Executive Officer of Bankrate Insurance since April 2012 and served as President and Chief Operating Officer of Bankrate Insurance from June 2011 until April 2012. From 2006 to 2011, Mr. Grant served in various executive roles, including Chief Marketing Officer and Senior Vice President, Marketing & Web, at LeapFrog Enterprises—a designer, developer, and marketer of innovative, technology-based learning products. From 2001 to 2006, Jeff served in various senior leadership capacities at Orbitz Worldwide, including Vice President of Product and as Vice President and General Manager of all key travel verticals through his tenure. From 1995 to 2000, Jeff served in a variety of roles at American Airlines in Revenue Management. Mr. Grant holds an M.B.A. from the Kellogg School of Management at Northwestern University as well as a Bachelor of Business Administration degree from the University of Michigan.

Donaldson M. Ross. Mr. Ross has served as Chief Executive Officer of Bankrate.com since January 2014. Prior to that, he served as our Senior Vice President—Chief Revenue Officer from September 2006 until January 2014. From June 2001 until September 2006, Mr. Ross was Senior Vice President-Sales & Marketing for Harris Connect, a leader in affinity marketing for the directory, Internet and data services business in the education and association market place. From 2000 to 2001, he held an executive management position at zUniversity.com.

From 1989 to 1998, Mr. Ross held various positions in media sales and sales management at U.S. News & World Report, where he rose to the position of Vice President of Advertising Sales. Mr. Ross received his B.A. from Denison University and his Masters in Advertising and Marketing from Michigan State University.

Christopher J. Speltz. Mr. Speltz has served as Chief Executive Officer of Bankrate Credit Cards since Bankrate’s acquisition of CreditCards.com in August 2010. Mr. Speltz joined CreditCards.com in 2007 as Chief Financial Officer and previously led all internal and external financial, tax and accounting activities of CreditCards.com, as well as Human Resources. Prior to joining CreditCards.com, Mr. Speltz was Senior Vice President, Finance at Activant Solutions, a software provider focused on small and medium sized retail and wholesale businesses. He has also held senior finance and managerial positions with Societe Generale and Comerica Bank. Mr. Speltz earned a B.S. in Business from Indiana University and an M.B.A. from the University of Texas at Arlington.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Bankrate is a leading online publisher, aggregator, and distributor of personal finance content. We operate in a highly competitive environment and in order to compete, we must attract, motivate, and retain executives to lead our business. Our named executive officers for the 2014 fiscal year (who appear in the “Summary Compensation Table” below) were:

•	Kenneth S. Esterow, our President and Chief Executive Officer;

•	Edward J. DiMaria, who served as Chief Financial Officer until his resignation on September 14, 2014 and as Senior Vice President until his termination by the Company on October 8, 2014;

•

Steven D. Barnhart, our Chief Financial Officer, who served as interim Chief Financial Officer from September 15, 2014 through March 11, 2015, at which point he assumed the role of Senior Vice President and Chief Financial Officer on a non-interim basis;

•	Jeffrey J. Grant, Chief Executive Officer of the Bankrate Insurance division;

•	Donaldson M. Ross, Chief Executive Officer of the Bankrate.com division; and

•	Christopher J. Speltz, Chief Executive Officer of the Bankrate Credit Cards division.

Objectives of Our Executive Compensation Program

The primary objective of our compensation program is the same objective that we have for our overall operations: to create long-term value for our stockholders. We are also acutely aware of the competitive nature of our industry and design our compensation programs to attract, motivate and retain executive talent, including our named executive officers. Management and the Compensation Committee work together annually to establish, review and evaluate our compensation plans, policies and programs for 2014. In 2014, the Compensation Committee approved the total compensation package awarded to each of our named executive officers, including the Chief Executive Officer. The Compensation Committee worked directly with the Chief Executive Officer to ensure that the compensation objectives are aligned with our mission and overall objectives and to provide a decision-making framework for use in formulating recommendations for each named executive officer’s compensation.

Our overall objective is to establish a compensation program for our employees, including our named executive officers, that will:

•	align employee interests with those of our long-term stockholders;

•	attract, retain, and provide incentives to highly qualified employees who drive our performance and help us achieve our business objectives; and

•	motivate our employees to consistently deliver outstanding performance and reward them accordingly.

In addition, our compensation program is intended to reward individual performance in a way that emphasizes strategic thinking necessary to create long-term value while balancing rewards for delivering increases in operating results over time.

Our executive compensation packages are comprised primarily of base salary, an incentive cash bonus program, and long-term incentive awards to focus management’s efforts on maximizing both our near-term and long-term financial performance. Compensation levels are determined based on a variety of factors. Typically, the most heavily weighted component of our compensation centers on our performance, as the Compensation Committee believes that placing primary emphasis on performance most closely aligns the interests of management and stockholders.

The Compensation Committee believes that each element of the total compensation package serves an important function in achieving the overall objectives of our compensation program. The Compensation Committee strives to pay base salaries to our named executive officers that are generally competitive within our industry to attract and retain top-level talent in a highly competitive market. The Compensation Committee considers historical compensation information in determining what constitutes competitive compensation. The year-end cash incentive bonuses that are paid under our management incentive program are designed to provide named executive officers with a strong incentive to achieve individual and Company financial and operational goals, all of which are intended to drive year-over-year growth in key performance metrics. Finally, the long-term incentive awards granted to named executive officers are designed to closely align the named executive officers’ interests with those of our stockholders, with the majority being performance-contingent and the entire long-term incentive being delivered in equity. We review the structure of our compensation programs regularly to determine if they are achieving our objectives including ensuring they do not encourage excessive risk-taking. Some of the key highlights of our compensation programs and practices include:

What We Do

✓	Tie a significant portion of our annual compensation program for the named executive officers (for 2014, 87% for our CEO, at target) to company performance through our incentive cash bonus and our long-term equity award.

✓	Long-term incentive program is itself highly performance-based, with 70% of grant date target value performance-contingent.

✓	Provide a balanced approach to delivering compensation to our executives (i.e., fixed vs. variable, cash vs. equity, short-term vs. long-term).

✓	Provide limited perquisites to our named executive officers.

✓	Require double-trigger equity provisions upon a change-in-control (i.e., change-in-control and termination of employment must occur in order for accelerated vesting of unvested awards) beginning with grants made in 2014.

✓	Implemented in 2015 a clawback policy for performance-based incentive compensation.

✓	Implemented in 2015 stock ownership guidelines for executives and non-employee directors to own a significant portion of company stock.

✓	Have an independent Compensation Committee and Compensation Consultant.

What We Don’t Do

×	Provide excise tax gross-up in the event of a change-in-control.

×	Include tax gross-ups on our perquisites.

×	Encourage unnecessary risk-taking in our incentive plans and our compensation program.

×	Provide enhanced executive retirement benefits to our named executive officers.

×	Provide multi-year guaranteed compensation arrangements.

×	Allow executives and directors to engage in speculative trading activities (i.e., hedging) against Bankrate securities.

×	Reprice or cash-out underwater options without shareholder approval.

Compensation Is Set by the Compensation Committee

The Compensation Committee is responsible for setting pay levels for our named executive officers. On an annual basis, the Compensation Committee sets performance goals for incentive compensation and reviews all other compensation and benefits for the named executive officers. None of our named executive officers participate in the setting or determination of their own compensation.

Role of Compensation Consultant; Benchmarking

Compensation Advisory Partners, LLC (“CAP”) currently serves as the Compensation Committee’s independent compensation consultant. In 2014, CAP assisted with an evaluation of current compensation practices and trends, as well as the identification of a peer group for the Company, and setting Board of Director compensation. Other than serving as independent compensation consultant to the Compensation Committee, CAP provided no other services to the Board of Directors, its committees, or the Company during 2014. Based on its review and such factors as it deemed relevant, the Compensation Committee concluded that CAP’s advice and work for the Compensation Committee was objective and that CAP’s work did not raise any conflict of interest pursuant to the guidance provided by the SEC and the New York Stock Exchange.

The Compensation Committee does not currently use benchmarking in making specific compensation decisions. In 2014, however, the Compensation Committee did consider information compiled by CAP with respect to the following peer companies to provide a reference point for pay levels and practices.

Monster Worldwide, Inc.	United Online, Inc.
Orbitz Worldwide, Inc.	TripAdvisor, Inc.
Conversant, Inc. (formerly ValueClick, Inc.)	WebMD Health Corp.
Shutterfly, Inc.	Blucora, Inc.
Web.com Group, Inc.	Dealertrack Technologies, Inc.
Demand Media, Inc.	j2 Global, Inc.
CoStar Group, Inc.	ExactTarget, Inc.
Move, Inc.	Dice Holdings, Inc.
Zillow, Inc.	Tree.com, Inc.

Risk Management

Consistent with SEC disclosure requirements, our management and the Compensation Committee have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The risk assessment process included a review of programs, policies, and practices and focused on the balance of potential risk to potential reward, risk control, and the support of the programs and their risks to the Company’s strategy including:

•	Use of payout caps in our incentive cash bonus (200% of target) and long-term incentive plan (150% of target).

•	Emphasis on long-term performance for our named executive officers.

•	Balance between short- and long-term performance and cash vs. equity mix.

•	Significant oversight of the Compensation Committee in the goal-setting and plan mechanics of our annual and long-term plan.

•	Implementation of stock ownership guidelines and clawback policy for our executives.

Named Executive Officer Compensation

Compensation Mix

Our compensation program and design aims to provide a strong link between the compensation of our named executive officers and the success of Bankrate. In 2014, the compensation package included base salary, annual incentive cash bonuses, and long-term incentive awards, which collectively represent what we believe is appropriate pay for performance during the year. It is intended that our named executive officers earn a significant portion of their compensation from sources that are “at risk” based on the results of the operations and the overall performance of Bankrate. Base salary, which generally represents less than 20% of the annual compensation opportunity for our named executive officers, is the only portion of the compensation for our named executive officers that is not “at risk.” Our annual bonus and long-term incentive programs, which represent the bulk of the compensation opportunity for our named executive officers, is “at risk” and determined based on our financial performance. With the exception of our interim Chief Financial Officer, our named executive officers were eligible to receive an annual bonus for 2014 performance. In addition, we granted long-term incentive awards to our named executive officers in 2014.

(1)	Target pay mix for the other named executive officers (excluding the CEO) does not include Mr. Barnhart since he served in 2014 only in an interim capacity and under customized interim compensation arrangements.

Principal Components of Compensation of Our Named Executive Officers and 2014 Named Executive Officer Compensation

The compensation package offered to our named executive officers consists of the components described below. The specific decisions made for each of our named executive officers in 2014 reflect our overall compensation objectives described above, as well as our 2014 performance.

Base Salary. Base salary levels for each of our named executive officers, including the Chief Executive Officer, are generally set within a range of base salaries that the Compensation Committee believes are competitive based on our identified peer group and the Compensation Committee members’ experience in the industry and with similar companies, as well as appropriate given our overall financial, operational, and strategic objectives and the qualifications and experience of the individual required for the job. In addition, the Compensation Committee will generally review our past financial performance and future expectations, as well as the responsibilities and performance of each of our named executive officers. The initial annual base salary we have agreed to pay each named executive officer is specified in his employment agreement, but in each case the annual base salary has been adjusted by the Board of Directors or the Compensation Committee since entering into the employment agreements to reflect changes in the marketplace, increases in the cost of living, and the increase in responsibilities for each of the named executive officers. Base salaries are reviewed on an annual basis and decisions regarding base salary take into account the named executive officer’s current base salary, the competitive marketplace, retention, and other factors as described above. Our Chief Executive Officer is responsible for assessing the contributions and performance of each of the other named executive officers; he reviews his assessment with the Compensation Committee, which takes his recommendations into consideration in setting compensation. The Compensation Committee reviews and assesses the performance of our Chief Executive Officer.

In February 2014, the Compensation Committee conducted its annual review and evaluation of the compensation levels of our senior executive team and increased base salaries for each of our named executive officers effective January 1, 2014, other than Messrs. DiMaria and Ross. The base salaries were as follows:

Named Executive Officer	2013 Base Salary (after July 1)	2014 Base Salary
Kenneth S. Esterow	$450,000	$475,000
Edward J. DiMaria	$425,000	$425,000
Steven D. Barnhart	—	$750,000	(1)
Jeffrey J. Grant	$335,000	$350,000
Donaldson M. Ross	$400,000	$400,000
Christopher J. Speltz	$280,000	$350,000

(1)	Reflects Mr. Barnhart’s monthly base salary under his letter agreement while he was serving as interim Chief Financial Officer. Mr. Barnhart’s current base salary is $425,000.

Long-Term Incentive Compensation. In connection with our initial public offering, we adopted the 2011 Equity Compensation Plan, pursuant to which we grant equity incentive awards to our employees, including each of our named executive officers. As discussed more fully elsewhere in this proxy statement, we recently adopted, subject to stockholder approval, our 2015 Equity Compensation Plan, which will replace the 2011 Equity Compensation Plan as our vehicle for equity compensation awards if approved by stockholders at our annual meeting. The terms of the 2015 Equity Compensation Plan are discussed in greater detail in “Proposal 4: Approval of the 2015 Equity Compensation Plan.”

We generally use stock-based vehicles to provide incentives to drive our financial performance and to recruit, retain, and motivate professional, managerial, and other personnel. Our equity incentive awards are designed to align the interests of our named executive officers with those of our stockholders by encouraging named executive officers to enhance our value.

In 2014, we granted each of our named executive officers, other than Mr. Barnhart, a mix of restricted stock and performance shares. Both types of awards incentivize our employees by directly linking value to our share price while serving a retentive purpose by conditioning vesting on continued service. Performance shares additionally directly encourage our named executive officers to improve our financial performance and execute on our business plan. In connection with his appointment as interim Chief Financial Officer in September 2014, Mr. Barnhart received two special restricted stock awards, as described below.

The restricted stock awards granted in 2014 to our named executive officers, other than Mr. Barnhart, vest in three equal installments on each of the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting date and also to full or partial acceleration of vesting in the event of certain terminations of employment. The performance share awards are subject to both service- and performance-based vesting criteria. The actual number of performance shares will be determined based on the Company’s Adjusted EBITDA during the 2014 and 2015 fiscal years, with the award recipient eligible to earn up to 150% of the number of performance shares initially granted or as few as zero shares. Adjusted EBITDA (which is described in more detail below) is a key driver of short-term performance as well as long-term value in our industry and an indicator of our overall success. As such, we believe that its use in our long-term plan best focuses our executives on delivering strong sustainable performance which, in turn, will drive long-term value creation. Since Adjusted EBITDA is an important metric and key indicator of our Company’s success, we use Adjusted EBITDA as the incentive metric in both our short- and long-term incentive plans. However, we measure performance over different time horizons in our plans; in our long-term plan, we measure Adjusted

EBITDA performance over a two-year period (versus a one-year period in our incentive cash bonus plan) to focus executives on our longer-term value creation. Half of the earned shares will vest upon completion of the audit of the Company’s 2015 financial statements and the other half will vest on the third anniversary of the date of grant, in each case, subject to continued service and also to full or partial acceleration in the event of certain terminations of employment.

For purposes of our incentive plans, Adjusted EBITDA is our operating income before interest and taxes, excluding depreciation and amortization expense as determined in accordance with U.S. GAAP, adjusted for the impact of those items typically excluded from and/or included in the non-GAAP financial metric “Adjusted EBITDA,” as publicly disclosed annually by us in connection with our annual earnings announcement, and adjusted for certain other items (including, among other things, the impact of items that are (1) non-cash in nature, (2) related to unusual or non-recurring events, or in response to changes in laws or regulations, (3) gains, losses, or expenses determined to be extraordinary or unusual in nature or infrequent in occurrence, or (4) unpredictable as to amount or timing, not driven by core operating results, or that render comparisons with prior periods less meaningful). In addition, in the case of our 2014 performance share awards and subject to a $5 million threshold, at the closing of an acquisition or disposition transaction, the Adjusted EBITDA performance targets are adjusted by an amount equal to two times the last twelve months (LTM) EBITDA of the acquired or disposed of business (prorated for the number of days remaining in the performance measurement period following the closing of such acquisition or disposition). For example, if the LTM EBITDA of an acquired business as of the closing was $10 million, and the transaction closed on June 30, 2014, the Adjusted EBITDA targets would be increased by $15 million. If, however, the LTM EBITDA of the acquired business is negative, or the management forecast for the performance of the acquired business from the closing of the acquisition through the end of the measurement period has one or more quarters of negative EBITDA, then in lieu of the adjustment described above, the Adjusted EBITDA targets would be adjusted by an amount equal to the management forecast of the EBITDA of the acquired business for the period from the closing of the acquisition through the end of the measurement period measured on a pre-synergy basis.

The following table sets forth our annual grants of restricted stock and performance shares made to our named executive officers other than Mr. Barnhart during 2014:

Named Executive Officer	Shares of Restricted Stock	Performance Shares (Target)
Kenneth S. Esterow	54,171	126,400
Edward J. DiMaria	42,029	98,069
Jeffrey J. Grant	32,689	76,276
Donaldson M. Ross	32,689	76,276
Christopher J. Speltz	32,689	76,276

In connection with his appointment, Mr. Barnhart received an award of 44,603 shares of restricted stock (which award we refer to as the “interim period grant”) and an award of 66,905 shares of restricted stock (which award we refer to as the “long-term grant”). The interim period grant will vest in twelve equal monthly installments on each of the first twelve monthly anniversaries of September 15, 2014, subject to Mr. Barnhart’s continued employment with the Company through each such vesting date and to accelerated vesting upon certain terminations of employment. The long-term grant will vest in five equal installments on each of the first five anniversaries of the date on which Mr. Barnhart is appointed Chief Financial Officer on a non-interim basis, subject to his continued employment through each such anniversary and to limited accelerated vesting upon certain terminations of employment. As noted above, Mr. Barnhart was appointed Senior Vice President and Chief Financial Officer on a non-interim basis effective as of March 12, 2015.

Incentive Cash Bonuses. Our named executive officers are expected to lead and grow our organization and as such we believe that a significant portion of our named executive officers’ compensation should be tied to our overall performance. We maintain an incentive cash bonus program, the Management Incentive Program, which emphasizes pay-for-performance by providing our named executive officers with the opportunity to earn bonuses only if we achieve or exceed certain targets relating to our Adjusted EBITDA.

Target bonus opportunities are established for our named executive officers by the Compensation Committee. The target bonus opportunities established in 2014 for our named executive officers, other than Mr. Barnhart, who was not eligible for an annual bonus award, initially ranged from $262,500 to $356,250. Following the second quarter of 2014, in recognition of Caring, Inc.’s lower than projected financial performance in the second quarter of 2014, Mr. Esterow volunteered, and the Committee consented, to reduce his incentive cash bonus opportunity for 2014 by 25%, effectively waiving any incentive cash bonus in connection with the second quarter, and resulting in an adjusted target bonus of $267,188 (as opposed to $356,250). Target bonus opportunities are individually communicated to the named executive officers. In certain limited circumstances, the Compensation Committee may adjust the formulaic payout for individuals who deliver exceptional performance.

The Adjusted EBITDA goal for purposes of the annual bonus program is established each fiscal year by the Board of Directors or the Compensation Committee based on the annual budget prepared by management and approved by the Board. Once this goal is set, the Compensation Committee or the Board of Directors retains the discretion to adjust the goal to account for unusual or non-recurring events. The calculation of Adjusted EBITDA is similar to the calculation of Adjusted EBITDA described above under “—Long-Term Incentive Compensation” (provided that there are no prescribed adjustments in connection with acquisition or disposition transactions) and the reasons for adoption of Adjusted EBITDA as the performance measure are substantially similar in all material respects. In 2014, the Board of Directors established threshold minimum and target financial performance goals for purposes of paying incentive bonuses. For awards to be payable under the program, the minimum Adjusted EBITDA performance threshold had to be achieved, and higher amounts were payable if the Company met or exceeded the established Adjusted EBITDA target. For 2014, the minimum Adjusted EBITDA threshold for payment of bonuses to our named executive officers was $132.5 million, and the target level was $147.5 million.

The Company had Adjusted EBITDA of $143.022 million in 2014. In determining the performance level in 2014 for the Management Incentive Program, the Compensation Committee made adjustments for certain unusual items not reflected in the annual budget resulting in a slightly lower Adjusted EBITDA of $142.445 million for purposes of the Management Incentive Program. Based on this performance level, the Management Incentive Program will pay at 86.1% of target for 2014. Due to the delay in finalizing our financial statements, however, these amounts were not fully distributed on the regular schedule. In February 2015, the Compensation Committee, following consideration of an estimate at the time of the tentative Adjusted EBITDA achievement level for 2014, determined that 65% of the target bonus for 2014 for each named executive officer other than Mr. Esterow (who agreed to forego any bonus payment for 2014 until after the finalization of the Company’s audited financial statements for 2014) should be paid to the executive, subject to the executive’s execution of a clawback agreement that would have resulted in return of any compensation determined upon finalization of 2014 financial statements not to have been earned. In April 2015, the Compensation Committee determined to make an additional payment such that each executive officer (other than Mr. Esterow) would receive, together with the February 2015 payment, a total of 90% of the total bonus that would have been payable, based upon an estimate at the time of the tentative Adjusted EBITDA achievement level for 2014. This additional payment was subject to the same terms as the initial payment, including the clawback agreement. The balance of the 2014 bonus payments owed to Messrs. Grant, Ross, and Speltz, and the full payment owed to Mr. Esterow, were paid in June 2015 following the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The following table summarizes the target bonus opportunities and actual bonus payments for each of our named executive officers in 2014:

Named Executive Officer	2014 Target Bonus Opportunity ($)		Target Bonus as a Percentage of 2014 Base Salary	2014 Bonus Payment ($)
Kenneth S. Esterow	356,250	(1)	75%	230,048
Edward J. DiMaria	318,750		75%	—
Steven D. Barnhart	—		—	—
Jeffrey Grant	262,500		75%	226,013
Donaldson M. Ross	300,000		75%	258,300
Christopher J. Speltz	262,500		75%	226,013

(1)	Mr. Esterow was initially provided a bonus opportunity for 2014 having a minimum, target, and maximum payment level of $178,125, $356,250, and $712,500. As noted above, however, following the second quarter of 2014, in recognition of Caring, Inc.’s lower than projected financial performance in the second quarter of 2014, Mr. Esterow volunteered, and the Committee consented, to reduce his incentive cash bonus opportunity for 2014 by 25%, effectively waiving any incentive cash bonus in connection with the second quarter, and resulting in an adjusted target bonus of $267,187.

Because Mr. DiMaria’s employment was terminated by the Company prior to the end of the 2014 fiscal year, he did not receive a bonus payment with respect to the 2014 fiscal year. In addition, Mr. Barnhart was not eligible for an annual bonus payout in 2014, pursuant to his letter agreement, since he was serving as our interim Chief Financial Officer.

As discussed more fully in “Proposal 3: Approval of the Bankrate, Inc. Short-Term Incentive Plan,” we recently adopted, subject to stockholder approval, the Bankrate, Inc. Short-Term Incentive Plan (which we refer to as the “STIP”), which will be the umbrella under which annual bonuses for our executive officers will be awarded for 2015 and beyond. While the STIP is intended to satisfy the requirements necessary for bonuses to qualify for the performance-based exception to Section 162(m) of the Internal Revenue Code and will require achievement of a positive net income level as a condition of payment of any bonus, we anticipate that actual bonuses will be determined in a manner designed by the Compensation Committee to reflect achievement of more specifically tailored annual goals.

Limited Perquisites and Other Benefits. We maintain certain broad-based benefit plans in which our employees, including our named executive officers, are entitled to participate. These plans include health and life insurance and a qualified 401(k) savings plan. We make a safe harbor contribution equal to 3% for the qualified 401(k) savings plan (up to a maximum of $7,800 for 2014), subject to Internal Revenue Code limitations. In limited circumstances, we have agreed to reimburse travel expenses to allow an officer who lives near a smaller Company office to commute to a larger Company office in a different region. Our named executive officers also participate in an executive medical benefit program.

Severance. Each of our named executive officers is eligible for severance upon certain terminations of employment in accordance with the terms of his employment agreement. The terms of the severance arrangements are more fully described in the narrative to the Summary Compensation Table below.

Employment Agreements

We have entered into employment agreements with each of our named executive officers in order to secure their continued service and dedication. These employment agreements generally establish minimum salary commitments and target bonus opportunities. These employment agreements also restrict the named executive officer’s ability to engage in or perform any activities that are competitive with our business or to solicit our employees away from our service while we employ the executive and for a period of one year thereafter. Our termination payments are generally structured such that the executive is entitled to one year of base salary at the time of termination if the executive is terminated by us without cause or incurs a constructive termination within the parameters of the applicable agreement.

Kenneth S. Esterow. On September 3, 2013, we entered into an employment agreement with Mr. Esterow. Under the terms of his employment agreement, Mr. Esterow will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Esterow’s employment by the Company without cause or by Mr. Esterow for good reason (each as defined in the employment agreement), (a) any unvested portion of the initial grants of restricted stock and stock options made to Mr. Esterow will immediately vest and (b) Mr. Esterow will receive his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and a separation payment in the amount of one year’s base salary at the then current rate payable in three installments. In the case of a termination of Mr. Esterow’s employment by the Company without cause or by Mr. Esterow for good reason during the one-year period following a covered transaction (as defined in the Company’s 2011 Equity Compensation Plan), the separation payment would be equal to eighteen months base salary at the then current rate, payable in three installments. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Esterow’s termination of employment. Mr. Esterow was appointed President and Chief Executive Officer effective as of January 1, 2014, and his employment agreement was amended to reflect this new position.

Edward J. DiMaria. On April 3, 2006, we entered into an employment agreement with Mr. DiMaria. Under the terms of his employment agreement, Mr. DiMaria was entitled to receive an annual base salary as stipulated in his employment agreement and an annual bonus contingent on achieving certain performance criteria. Under the terms of his employment agreement, Mr. DiMaria agreed to assign to us all of his copyrights, trade secrets, patent rights, inventions, materials and other works of authorship that relate to our business and he agreed not to disclose any of our confidential information during the term of his employment and for a period of three years thereafter and not to disclose any of our trade secrets for so long as they remain trade secrets. Additionally, during the term of his employment and for a period of twelve months thereafter, Mr. DiMaria agreed not to compete with us and not to recruit any of our employees. Upon termination of Mr. DiMaria’s employment without cause, we had agreed to pay a separation payment equal to Mr. DiMaria’s base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 30 days after the termination date; one-third payable six months after the termination date; and one-third payable 12 months after the termination date. As noted above, Mr. DiMaria resigned as Chief Financial Officer effective as of September 14, 2014 and his employment was terminated by the Company effective as of October 8, 2014.

Steven D. Barnhart. In connection with his appointment, we entered into a letter agreement with Mr. Barnhart that provided for an initial interim term of six months and a monthly base salary of $62,500. Under the letter agreement, we were authorized to offer Mr. Barnhart the position of Chief Financial Officer on a non-interim basis at the end of the initial term, which offer, if extended, would be for a base salary of $425,000 per year, a target annual bonus opportunity equal to 75% of base salary (with a guaranteed bonus for 2015, subject to continued employment), and a target equity incentive grant for 2015 of $2.25 million, and would otherwise be on terms set forth in a form of employment agreement attached to the letter agreement. The letter agreement provided that, if Mr. Barnhart’s employment was terminated by us without cause or his employment terminated at the end of the transitional period following the initial term (other than as a result of him declining an offer to serve on a non-interim basis), he would be entitled, subject to his execution and non-revocation of a release of claims, to a lump sum cash severance payment of $375,000 and the vesting of certain restricted stock awards. These severance benefits would generally not apply if Mr. Barnhart was offered the Chief Financial Officer position on a non-interim basis prior to the termination of his employment. The letter agreement with Mr. Barnhart also contained customary confidentiality, nonsolicitation, and nondisparagement provisions.

On March 12, 2015, we entered into employment agreement with Mr. Barnhart in connection with his appointment as Chief Financial Officer on a non-interim basis, which superseded the letter agreement described above. Under the terms of his employment agreement, Mr. Barnhart will receive compensation on terms generally consistent with those anticipated by the letter agreement and described above. The employment agreement also provides that, upon a termination of Mr. Barnhart’s employment by the Company without cause or his resignation for good reason (each, as defined in the employment agreement), we will pay a separation payment to Mr. Barnhart equal to his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable four months after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Barnhart’s termination of employment.

Jeffrey J. Grant. On June 15, 2011, we entered into an employment agreement with Mr. Grant. Under the terms of his employment agreement, Mr. Grant will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Grant’s employment by the Company without cause (as defined in the employment agreement) or if he terminates his employment due to specific breaches of his employment agreement by us, we will pay a separation payment to Mr. Grant equal to his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable four months after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Grant’s termination of employment.

Donaldson M. Ross. On September 11, 2006, we entered into an employment agreement with Mr. Ross, and we amended his employment agreement on September 25, 2009 in connection with the acquisition of Bankrate by Apax. Under the terms of his employment agreement, Mr. Ross is entitled to receive an annual base salary as stipulated in his employment agreement (and increased by the amendment) and an annual bonus contingent on achieving certain performance criteria. Additionally, during the term of his employment and for a period of twelve months thereafter, Mr. Ross agrees not to compete with us and not to recruit any of our employees. Upon termination of Mr. Ross’s employment without cause or if he terminates his employment due to specific breaches of his employment agreement by us (excluding any breaches relating to changes to Mr. Ross’s duties and responsibilities as a direct consequence of Bankrate no longer being a public company), we agree to pay a separation payment equal to Mr. Ross’s base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable 30 days after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to noncompetition and nonrecruitment. The noncompetition and nonrecruitment obligations apply for one year following Mr. Ross’s termination of employment.

Christopher J. Speltz. On March 3, 2014, we entered into an employment agreement with Mr. Speltz. Under the terms of his employment agreement, Mr. Speltz will receive an annual base salary as stipulated in the employment agreement and will be eligible for an annual target bonus in accordance with the Company’s management incentive program. The employment agreement also provides that, upon a termination of Mr. Speltz’s employment by the Company without cause (as defined in the employment agreement) or if he terminates his employment due to specific breaches of his employment agreement by us, we will pay a separation payment to Mr. Speltz equal to his base salary and accrued bonus through the termination date, payable within 15 days after the termination date, and one year’s base salary at the then-current rate payable in three equal installments; one-third payable four months after the termination date; one-third payable six months after the termination date; and one-third payable twelve months after the termination date. The employment agreement contains restrictive covenants related to nondisparagement, noncompetition, and nonsolicitation. The noncompetition and nonsolicitation obligations apply for one year following Mr. Speltz’s termination of employment.

The termination benefits that each named executive officer may be entitled to receive are more fully described in “—Payments upon Termination or Change of Control” below.

Equity Grant Policy

In February 2014, we amended and restated our Equity Grant Policy, which identifies who is authorized to grant equity awards and clarifies the timing of the grant of equity awards. Pursuant to the Equity Grant Policy, annual grants are made with an effective date of the first business day in February or as promptly as practicable thereafter. With respect to off-cycle grants to current employees, such grants will be effective the first business day of the month following the date on which such grant was approved, unless the grant was approved on the first business day of the month, in which case the grant date will be the date the grant is approved. With respect to grants to newly hired employees, the date of grant is the first business day of the month after the start date, unless the start date is the first business day of a month, in which case it is granted as of the start date.

Section 162(m)

Transition provisions under Section 162(m) of the Internal Revenue Code currently apply to certain compensation arrangements that were adopted by us before our initial public offering in 2011. The relief from Section 162(m) provided by these provisions will generally expire as of our 2015 annual meeting, although it will still apply to incentive awards granted prior to that meeting. As discussed in “Proposal 4: Approval of the Bankrate, Inc. 2015 Equity Compensation Plan,” our recently adopted 2015 Equity Compensation Plan and STIP are designed to maximize our ability to grant incentive compensation that qualifies for the performance-based exception to Section 162(m) of the Internal Revenue Code following the annual meeting. In general, we attempt to structure our compensation arrangements with a view towards maximizing the deductibility of compensation under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee takes into consideration other factors, together with Section 162(m) considerations, in making executive compensation decisions and may, in certain circumstances, approve and authorize compensation that is not fully tax deductible.

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed it with the Company’s management. Based on the Compensation Committee’s review and discussions with management, the Compensation Committee has determined that the Compensation Discussion and Analysis be included in this Proxy Statement.

Michael Kelly

Christine Petersen

Richard Pinola

Summary Compensation Table

The following summary compensation table and related footnotes present the compensation during fiscal years’ 2012, 2013, and 2014 provided to the executive officers named therein:

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Kenneth S. Esterow, President and Chief Executive Officer	2014	476,827	2,899,970	—	230,048	26,152	3,632,997
	2013	129,808	2,596,250	2,392,500	95,776	2,909	5,217,243
	2012	—	—	—	—	—	—

Edward J. DiMaria SVP and CFO(4)	2014	336,731	2,249,979	—	—	24,331	2,611,041
	2013	412,019	664,650	—	275,985	41,045	1,393,699
	2012	400,000	—	—	417,375	27,573	844,948

Steven D. Barnhart, Former Interim Chief Financial Officer and current SVP and Chief Financial Officer(5)	2014	225,000	1,250,005	—	—	15,979	1,490,984

Jeffrey J. Grant, CEO, Bankrate Insurance	2014	351,348	1,749,978	—	226,013	56,139	2,383,478

Donaldson M. Ross, CEO, Bankrate.com	2014	401,539	1,749,978	—	258,300	28,684	2,438,501
	2013	387,019	664,650	—	275,985	34,590	1,362,244
	2012	375,000	—	—	417,375	28,045	820,420

Christopher J. Speltz, CEO, Bankrate Credit Cards	2014	351,347	1,749,978	—	226,013	16,180	2,343,518

(1)

Represents the aggregate grant date fair values of awards granted during the fiscal years ended December 31, 2014, 2013, and 2012, computed in accordance with FASB ASC 718, except that 2014 performance shares are valued at target achievement levels, which are greater than the amount computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal years 2014, 2013, and 2012, see Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. For fiscal year 2014, the “Stock Awards” column in the table above reflects the grant date fair value for both grants of restricted stock and grants of performance shares awarded to our named executive officers other than Mr. Barnhart during that period. As noted, however, the value of the performance shares for 2014 has been determined based on an assumed vesting at target levels. The 2013 performance shares are valued based on an assumption of zero achievement, which is the performance the Company believed as of the grant date was most likely to be achieved under the grants, which was utilized for FASB ASC 718 purposes, and which is in fact the level ultimately achieved. The following is the maximum grant date fair value for the performance share awards granted in fiscal year 2014 for each of the following named executive officers if, due to the Company’s performance during the applicable performance cycle, the performance shares vested at their maximum level: Mr. Esterow, $3,044,976; Mr. DiMaria, $2,362,490; Mr. Grant, $1,837,489; Mr. Ross, $1,837,489; and Mr. Speltz, $1,837,489. The following is the maximum grant date fair value for the performance share awards granted in fiscal year 2013 for each of the following named executive officers if, due to the Company’s performance during the applicable performance cycle, the performance shares had vested at their maximum level: Mr. DiMaria, $1,329,300; and Mr. Ross, $1,329,900. As discussed in “—Compensation Discussion and Analysis—Principal Components of Compensation of Our Named Executive Officers and 2014 Named Executive Officer Compensation—Long-Term Incentive

Compensation” elsewhere in this Proxy Statement, in connection with his appointment as Interim Chief Financial Officer in September 2014, Mr. Barnhart received one-time grants of 44,603 and 66,905 shares of restricted stock. Please see the “Grants of Plan-Based Awards” table elsewhere in this Proxy Statement for more information regarding equity awards granted in fiscal year 2014.
(2)	For 2014, represents the total bonus payments received by each of our named executive officers under the 2014 Management Incentive Program. See “—Compensation Discuss and Analysis—Principal Components of Compensation of Our Named Executive Officers and 2014 Named Executive Officer Compensation—Incentive Cash Bonuses” elsewhere in this Proxy Statement.
(3)	Amounts in this column relate to the named executive officers receiving a 401(k) safe harbor contribution and participation in our executive health program, as well as commuting reimbursement for Mr. Barnhart for travel and lodging in connection with trips from his Chicago residence to our New York office, and for Mr. Grant for travel and lodging in connection with trips from his California residence to our Denver office. For Mr. Grant, the aggregate cost to the Company in 2014 of such reimbursements was $31,428.
(4)	Mr. DiMaria resigned as Chief Financial Officer on September 14, 2014 and was terminated by the Company effective on October 8, 2014.
(5)	Mr. Barnhart was appointed Senior Vice President and Chief Financial Officer on a non-interim basis effective as of March 12, 2015.

Grants of Plan-Based Awards in 2014

The table below provides information regarding equity and non-equity awards granted to Bankrate’s named executive officers in 2014.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kenneth S. Esterow	2/3/2014	178,125	356,250	712,500
Kenneth S. Esterow	2/3/2014				63,200	126,400	189,600		—
Kenneth S. Esterow	2/3/2014							54,171	869,986
Edward J. DiMaria	2/3/2014	159,375	318,750	637,500
Edward J. DiMaria	2/3/2014				49,035	98,069	147,104		—
Edward J. DiMaria	2/3/2014							42,029	674,986
Steven D. Barnhart	10/1/2014							44,603	500,000
Steven D. Barnhart	10/1/2014							66,905	750,005
Jeffrey J. Grant	2/3/2014	131,250	262,500	525,000
Jeffrey J. Grant	2/3/2014				38,138	76,276	114,414		—
Jeffrey J. Grant	2/3/2014							32,689	524,985
Donaldson M. Ross	2/3/2014	150,000	300,000	600,000
Donaldson M. Ross	2/3/2014				38,138	76,276	114,414		—
Donaldson M. Ross	2/3/2014							32,689	524,985
Christopher J. Speltz	2/3/2014	131,250	262,500	525,000
Christopher J. Speltz	2/3/2014				38,138	76,276	114,414		—
Christopher J. Speltz	2/3/2014							32,689	524,985

(1)

Amounts shown under Estimated Possible Payouts under Non-Equity Incentive Plan Awards represent the minimum, target, and maximum payment level under the management incentive program. If the threshold level is not attained, no bonus is paid under the management incentive program. As noted above,

Mr. Esterow was initially provided a bonus opportunity for 2014 reflecting the amounts set forth in the table, but following the second quarter of 2014, agreed to reduce his bonus opportunity for 2014 by 25 percent.
(2)	Amounts shown under Estimated Future Payouts under Equity Incentive Plan Awards represent the minimum, target, and maximum payment levels for performance share awards granted in 2014, as described in “—Compensation Discussion and Analysis—Principal Components of Compensation of Our Named Executive Officers and 2014 Named Executive Officer Compensation—Long-Term Incentive Compensation.”
(3)	Amounts represent shares of restricted stock granted to the named executive officer in 2014, as described in “—Compensation Discussion and Analysis—Principal Components of Compensation of Our Named Executive Officers and 2014 Named Executive Officer Compensation—Long-Term Incentive Compensation.”
(4)	Represents the aggregate grant date fair values of awards granted during the fiscal year ended December 31, 2014, computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal year 2014, see Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The value of the performance shares has been determined based on an assumed vesting of 0% of the target performance shares awarded, which is the performance the Company believed as of the grant date was most likely to be achieved under the grants.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding various equity awards held by Bankrate’s named executive officers as of December 31, 2014. Values are computed using a per share price of $12.43 (the closing price of our common stock on the New York Stock Exchange on December 31, 2014).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Kenneth S. Esterow	78,124	171,876	—	20.77	10/1/2020	140,109	1,741,555	63,200	785,576
Edward J. DiMaria	—	—	—	—	—	—	—	—	—
Steven D. Barnhart	—	—	—	—	—	100,358	1,247,450	—	—
Jeffrey J. Grant	72,499	12,501	—	15.00	6/16/2018	52,489	652,438	38,138	474,055
Donaldson M. Ross	233,323	50,010	—	15.00	6/16/2018	62,389	775,495	38,138	474,055
Christopher J. Speltz	87,499	12,501	—	15.00	6/16/2018	52,489	652,438	38,138	474,055

(1)	The awards in these columns for our named executive officers other than Mr. Esterow represent the stock options granted in connection with our initial public offering. The awards in this column for Mr. Esterow represent stock options granted to Mr. Esterow in connection with his hiring. The stock options vest: (i) one quarter on the first anniversary of the date of grant and (ii) the remaining three quarters vest in 36 equal monthly installments thereafter.
(2)

The restricted shares disclosed in this column for our named executive officers other than 85,938 held by Mr. Esterow and all the shares held by Mr. Barnhart vest in three equal installments on each of the first three anniversaries of the date of grant, subject to continued employment through the applicable vesting date. The 85,938 shares of restricted stock held by Mr. Esterow are subject to monthly vesting in equal amounts over the 36-month period following September 9, 2014. Of the shares of restricted stock held by Mr. Barnhart, 33,453 shares will vest in twelve equal monthly installments on each of the first twelve monthly anniversaries of September 15, 2014, subject to Mr. Barnhart’s continued employment with the Company through each such vesting date, and 66,905 shares will vest in five equal installments on each of the first five anniversaries of March 12, 2015, subject to his continued employment through each such anniversary.
(3)	The awards in these columns represent performance shares granted during 2014 (with share and payout amounts computed based on threshold performance levels).

Option Exercises and Stock Awards Vested in 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kenneth S. Esterow	—	—	39,062	512,182
Edward J. DiMaria	—	—	11,150	123,618
Steven D. Barnhart	—	—	15,300	225,981
Jeffrey J. Grant	—	—	10,200	150,654
Donaldson M. Ross	116,667	598,525	15,300	225,981
Christopher J. Speltz	—	—	10,200	150,654

Pension Benefits

None of our named executive officers participate in defined benefit pension plans.

Nonqualified Deferred Compensation

None of our named executive officers participate in nonqualified deferred compensation plans.

Payments upon Termination and Change of Control

Payments upon Termination without Cause or Resignation for Good Reason

Pursuant to our employment agreements with Messrs. Esterow, DiMaria, Barnhart, Grant, Ross, and Speltz, in the event that we terminate the employment of any of these named executive officers without “cause,” or, if they resign for “good reason,” in the case of Messrs. Esterow and Barnhart, or a constructive termination in the case of Messrs. Ross and Speltz, the applicable named executive officer would be entitled to any accrued bonus through the effective date of his termination of employment, payable within 15 days of the effective termination date, and a separation payment equal to one year’s base salary, at the then-current base salary rate, payable in three equal installments: one-third payable four months after the termination date (55 days in the case of Mr. Esterow and 30 days in the case of Messrs. DiMaria and Ross); one-third payable six months after the termination date; and one-third payable 12 months after the termination date.

In addition, Mr. Esterow’s employment agreement provides that in the event he is terminated by Bankrate without “cause” or he resigns for “good reason,” all the outstanding unvested stock incentive awards granted to him under the employment agreement will become vested. Mr. Barnhart’s letter agreement provides that the unvested portion of the shares of restricted stock pursuant to his interim period grant will fully vest upon his termination without “cause” following a “change of control” (as defined below) and the unvested portion of his shares of restricted stock pursuant to his long-term grant will vest as to the next tranche scheduled to vest upon his termination without “cause” or his resignation for “good reason.”

For these purposes, the term “cause” generally means, the applicable named executive officer’s (a) material breach of his or her employment agreement; (b) dishonesty or fraud; (c) willful or negligent insubordination; (d) conviction of, or guilty plea to, a felony or crime involving moral turpitude; or (e) resignation (other than in the case of Mr. Esterow). Termination without “cause” generally means any termination other than for “cause” and other than in the event of death or a mental or physical disability, which prevents the executive from performing his or her duties for an extended period of time.

For purposes of Messrs. Esterow’s and Barnhart’s agreements, “good reason” generally means (i) the failure by Bankrate to pay to the executive the compensation or perform any other obligation due to him under his employment agreement or any initial equity grant agreements; (ii) the failure by Bankrate to allow the executive to participate in Bankrate’s employee benefit plans generally available from time to time to Bankrate executives; (iii) the failure of any successor to all or substantially all of the business and/or assets of Bankrate to assume the employment agreement; (iv) relocation of the executive to an office greater than 30 miles from the current location of the executive’s principal office without his consent; (v) reduction of the executive’s title, or material reduction of the executive’s duties or responsibilities with Bankrate; or (vi) in the case of Mr. Barnhart, a material reduction by the Company in Mr. Barnhart’s base salary or target annual bonus, or a material reduction in Mr. Barnhart’s long-term incentive opportunity to a level that is materially less favorable to Mr. Barnhart than that applicable to the Company’s named executive officers (other than the Chief Executive Officer) as a group generally.

For purposes of Messrs. Ross’s and Speltz’s employment agreements, they can terminate their employment and receive severance as described above if Bankrate does not maintain the executive’s position and duties, or provide base salary, bonus opportunity, executive benefits, or expense reimbursement in a manner consistent with the terms of their respective employment agreements.

As noted above, Mr. DiMaria resigned as Chief Financial Officer on September 14, 2014 and was terminated by the Company on October 8, 2014. In addition, during 2014, Mr. Barnhart’s compensation and severance benefits were determined under the letter agreement entered into with him upon his appointment as Interim Chief Financial Officer. Under the letter agreement, if Mr. Barnhart’s employment had been terminated by us without cause during the initial term of employment or his employment terminated at the end of the transitional period following the initial term (other than as a result of him declining an offer to serve as Chief Financial Officer on a non-interim basis), he would have been entitled, subject to his execution and non-revocation of a release of claims, to a lump sum cash severance payment of $375,000 and the vesting of certain restricted stock awards. These severance benefits would generally not have applied if Mr. Barnhart was offered the Chief Financial Officer position on a non-interim basis prior to the termination of his employment. Mr. Barnhart was appointed Senior Vice President and Chief Financial Officer on a non-interim basis on March 12, 2015 and entered into the employment agreement described above, which superseded his letter agreement. See “—Compensation Discussion and Analysis—Employment Agreements—Steven D. Barnhart” elsewhere in this Proxy Statement.

Payments upon Termination for Cause, Resignation, Death, or Disability

Pursuant to employment agreements entered into with Messrs. Esterow, DiMaria, Barnhart, Grant, Ross, and Speltz, in the event of a termination with “cause” or resignation for no reason, death or disability, each named executive officer would be entitled to any accrued bonus through the effective date of the termination, payable within 15 days of the effective termination date.

In addition, Mr. Barnhart’s letter agreement provides that the unvested portion of the shares of restricted stock pursuant to his interim period grant will vest upon his termination due to his death or disability as to the next tranche scheduled to vest and the unvested portion of the shares of restricted stock pursuant to his long-term grant will vest as to the next tranche scheduled to vest on a pro rata basis upon his termination due to death or disability.

Payments upon a Change of Control

All unvested stock options and shares of restricted stock granted prior to 2014 held by named executive officers as of December 31, 2014 would vest immediately upon the consummation of a “change of control” (defined as a covered transaction in the 2011 Equity Compensation Plan).

Effective for restrictive stock and performance share awards granted to our named executive officers in 2014, we replaced automatic change of control vesting with a “double-trigger” provision that generally provides for vesting in connection with a change of control only if the employment of the applicable employee is terminated without “cause” or resigns for “good reason” following the change of control or if the successor fails to assume the underlying award.

As described above, Mr. Barnhart’s letter agreement provides that the unvested portion of the shares of restricted stock pursuant to his interim period grant will fully vest upon his termination without “cause” following a “change in control” (as defined below). In addition, the unvested portion of the shares of restricted stock pursuant to his long-term grant will vest in full upon the occurrence of a change of control.

Termination Following a Change of Control

None of our executive officers has a change of control agreement with us. However, pursuant to Messrs. Esterow and Barnhart’s employment agreements, in the event that a successor to all or substantially all of our business and/or assets fails to assume the employment agreement, the executive would be permitted to resign for “good reason.”

Upon a termination of employment without “cause” following a change of control, our named executive officers other than Mr. Esterow would be entitled to the same severance benefits under their respective employment agreements as if the termination of employment had occurred independent of a change of control (see “—Payments upon Termination without Cause or Resignation for Good Reason”). Mr. Esterow would be entitled to 18 months’ base salary, payable in three installments as described above, if his employment is terminated by Bankrate without “cause” or he resigns for “good reason,” in each case, within one year following a change of control.

The following table reflects estimated payments to our named executive officers that may be made upon termination of employment or a termination of employment in connection with a change of control. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and the hypothetical change of control each occurred on December 31, 2014.

Name	Scenario	Cash Severance ($)(1)	Stock Options ($)(2)	Restricted Stock ($)(2)	Performance Shares ($)(2)	Total ($)
Kenneth S. Esterow	Resignation without Good Reason	—	—	—	—	—
	Resignation with Good Reason	475,000	—	1,068,209	—	1,543,209
	Involuntary Termination not for Cause	475,000	—	1,297,145	264,084	2,036,229
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination not for Cause or Resignation for Good Reason following Change of Control	712,500	—	1,741,555	792,332	3,246,387
	Change of Control (No Termination of Employment)	—	—	—	—	—

Edward J. DiMaria(3)	Resignation	—	—	—	—	—
	Involuntary Termination not for Cause	—	—	—	—	—
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination not for Cause or Resignation for Good Reason following Change of Control	—	—	—	—	—
	Change of Control (No Termination of Employment)	—	—	—	—	—

Steven D. Barnhart(4)	Resignation	—	—	—	—	—
	Involuntary Termination not for Cause	375,000	—	415,821	—	790,821
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination not for Cause following Change of Control	375,000	—	415,821	—	790,821
	Change of Control (No Termination of Employment)	—	—	—	—	—

Name	Scenario	Cash Severance ($)(1)	Stock Options ($)(2)	Restricted Stock ($)(2)	Performance Shares ($)(2)	Total ($)
Jeffrey J. Grant	Resignation	—	—	—	—	—
	Involuntary Termination not for Cause (including Constructive Termination)	350,000	—	138,147	159,361	647,508
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination not for Cause or Resignation for Good Reason following Change of Control	350,000	—	652,438	478,132	1,480,570
	Change of Control (No Termination of Employment)	—	—	246,114	—	246,114

Donaldson M. Ross	Resignation	—	—	—	—	—
	Involuntary Termination not for Cause (including Constructive Termination)	400,000	—	138,147	159,361	697,508
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination not for Cause or Resignation for Good Reason following Change of Control	400,000	—	775,495	478,132	1,653,627
	Change of Control (No Termination of Employment)	—	—	369,171	—	369,171

Christopher J. Speltz	Resignation	—	—	—	—	—
	Involuntary Termination not for Cause (including Constructive Termination)	350,000	—	138,147	159,361	647,608
	Involuntary Termination for Cause	—	—	—	—	—
	Involuntary Termination not for Cause or Resignation for Good Reason following Change of Control	350,000	—	652,438	478,132	1,480,570
	Change of Control (No Termination of Employment)	—	—	246,114	—	246,114

(1)	Cash severance amounts are based on base pay using current base salary.
(2)	The calculation of the value of any vesting of stock options, restricted stock, or performance shares is based on a per share price of $12.43 (the closing price of our common stock on the New York Stock Exchange on December 31, 2014). Because the exercise price of outstanding stock options held by our named executive officers as of December 31, 2014 exceeded that amount, no value is attributed to stock options in the table. Amounts shown for performance shares are determined based on an assumed performance achievement level of 50.43% of target, which was the actual performance as of December 31, 2014.
(3)	Because Mr. DiMaria’s employment with the Company terminated prior to December 31, 2014, he would not have been entitled to any compensation as a result of a termination of employment or change of control occurring on December 31, 2014.
(4)	Amounts for Mr. Barnhart reflect the benefits that would be payable under the letter agreement he entered into upon his appointment as Interim Chief Financial Officer, which was the agreement that was operative on December 31, 2014. As discussed above, Mr. Barnhart was subsequently appointed Senior Vice President and Chief Financial Officer on a non-interim basis and entered into an employment agreement with the Company that superseded the letter agreement. The amounts included in the table do not include accelerated vesting of his additional grant of 66,905 shares of restricted stock, which did not begin to vest until he was appointed as Chief Financial Officer on a non-interim basis and would have been forfeited upon a termination of employment occurring on December 31, 2014. See “—Compensation Discussion and Analysis—Employment Agreements—Steven D. Barnhart.”

Restrictive Covenants

Pursuant to the employment agreements with Messrs. Esterow, DiMaria, Barnhart, Grant, Ross, and Speltz, each executive officer has agreed not to compete with us and not to recruit any of our employees during the term of his employment and for a period of one year thereafter. In addition, each executive officer has also agreed not to disclose any of our confidential information during the term of his employment and thereafter (except for Messrs. Esterow, DiMaria, and Ross, who are restricted from disclosing confidential information for a period of three years thereafter) and not to disclose any of our trade secrets for so long as they remain trade secrets. In order to receive the benefits described above in “—Payments upon Termination without Cause or Resignation for Good Reason,” the named executive officers must comply with each of these restrictive covenants and must enter into a separation and release agreement with us releasing us from any and all liability and settling all claims of any kind.

DIRECTOR COMPENSATION

The following table sets forth, for the fiscal year ended December 31, 2014, certain information regarding the compensation for each person in 2014 who was not affiliated with the Company, Apax Partners, L.P., Apax Partners LLP, or their respective affiliates, and who was determined by our Board of Directors to be “independent” under the rules of the New York Stock Exchange (each of whom we refer to as a “Non-Affiliate Director”). Mr. Esterow, who was an employee of Bankrate during 2014, did not receive additional direct compensation for his services as a director. In addition, Messrs. Brody, Stahl, and Truwit, members of our Board of Directors designated by Apax Partners, do not receive compensation for their services as directors.

Per policies in effect in 2014 and that continue to be in effect, our Board of Directors has approved cash retainers to be paid to Non-Affiliate Directors of $50,000 per year. Each Non-Affiliate Director who serves as the Audit Committee chairperson receives an additional annual cash retainer equal to $30,000, and each Non-Affiliate Director who serves as the Compensation Committee chairperson receives an additional annual cash retainer equal to $20,000. Each Non-Affiliate Director who serves as a member of the Audit Committee, other than the chairperson, receives an additional annual cash retainer equal to $10,000, and each Non-Affiliate Director who serves as a member of the Compensation Committee, other than the chairperson, receives an additional annual cash retainer equal to $7,000. On March 10, 2014, we established a Nominating & Governance Committee. Each Non-Affiliate Director serving as chairperson of the Nominating & Governance Committee receives an additional annual cash retainer of $10,000 and the other Non-Affiliate Directors who serve on the Nominating & Governance Committee receives an additional annual cash retainer of $4,000 (in 2014, this amount was prorated for the portion of the year that the committee existed). The cash retainers for service on the Board of Directors and committees are paid in four equal quarterly installments.

Effective as of January 1, 2015, each Non-Affiliate Director who is providing services as a director of the Company on February 1 of the applicable year will be granted a restricted stock award with respect to a number of shares having a fair market value of $160,600 and which will vest on the first anniversary of grant (which we refer to as an “annual restricted stock award”). The policy providing for these grants can be amended or terminated by our Board of Directors at any time.

Upon request, we reimburse directors for travel and lodging expenses that they incur in connection with their attendance at directors’ meetings.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Seth Brody	—	—	—
Kenneth S. Esterow	—	—	—
Michael J. Kelly	83,231	160,600	243,831
Sree Kotay	—	10,121	10,121
Peter C. Morse	28,187	—	28,187
Bruce Nelson	60,000	160,600	220,600
Christine Petersen	—	10,121	10,121
Richard J. Pinola	83,885	160,600	244,485
Christian Stahl	—	—	—
Mitch Truwit	—	—	—

(1)	The amounts included in this column reflect the grant date fair value of restricted stock awards granted to our Non-Affiliate Directors in 2014. The grant date fair value was determined in accordance with FASB ASC Topic 718. See Note 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for an explanation of the assumptions made in valuing these awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

In connection with our initial public offering in 2011, Bankrate entered into the Stockholders Agreement with Ben Holding S.à r.l., those Bankrate directors and executives who hold Bankrate common stock and certain other holders of Bankrate common stock. The Stockholders Agreement provides that Ben Holding S.à r.l. or any of its direct or subsequent transferees (other than pursuant to a widely distributed public sale or open market purchase), which we refer to collectively as the Apax Holders, are entitled to designate nominees for election to our board of directors as follows: (i) a majority of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 50% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; (ii) 30% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 30% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors; and (iii) 15% of the total number of directors comprising our board of directors for so long as the Apax Holders, directly or indirectly, collectively beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors. Thereafter the Apax Holders will no longer be entitled to designate any nominees for election to the board of directors except pursuant to our general director nomination process generally applicable to all stockholders, which is described below. For purposes of calculating the number of directors that the Apax Holders are entitled to designate pursuant to the formulas described above, any fractional amounts will be rounded up to the nearest whole number and the calculation will be made taking into account the increase in the size of our board of directors (e.g., one and one quarter (1 1/4) directors will equate to two (2) directors). All parties to the Stockholders Agreement are obligated to vote in favor of the Apax Holders’ nominees. In addition, the Apax Holders have the right to remove and replace any or all of its director-nominees at any time and for any reason and to designate any individual(s) to fill any such vacancies.

In addition, (i) for so long as the Apax Holders, directly or indirectly, beneficially own a majority of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, a majority of the members of each committee of our board of directors will be directors nominated by the Apax Holders, and (ii) for so long as the Apax Holders, directly or indirectly, beneficially own 5% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors, at the Apax Holders’ option, at least one member of each committee of our board of directors will be a director nominated by the Apax Holders, in each case to the extent permitted by law and applicable stock exchange rules. At the option of the Apax Holders, Bankrate will cause the board of directors of any of its subsidiaries (and any committees of such board) to have the same proportionate representation as our board of directors and of each committee of our board of directors.

The Stockholders Agreement also provides that the following actions by us or any of our subsidiaries require the approval of the Apax Holders for so long as the Apax Holders beneficially own, directly or indirectly, at least 35% or more of the outstanding voting power of all shares of our capital stock entitled to vote generally in the election of our directors:

•	the hiring and removal of our Chief Executive Officer;

•	any change of control as defined in the Stockholders Agreement or initiating any liquidation, dissolution or winding up or other bankruptcy proceeding;

•	entering into any agreement providing for the acquisition or divestiture of assets for aggregate consideration in excess of $100 million;

•	any issuance of equity securities for an aggregate consideration in excess of $100 million; and

•	declaring any extraordinary dividends or making any pro rata share repurchases.

The Stockholders Agreement also includes registration rights providing that the Apax Holders and Mr. Peter Morse may require registration under the Securities Act of all or any portion of the common stock or certain stock equivalents of Bankrate held by such persons. Bankrate is obligated to effectuate a maximum of four registrations at the request of the Apax Holders on Form S-1 and an unlimited number of registrations on Form S-3, as well as a maximum of two registrations at the request of Mr. Morse on Form S-3. If a registration is demanded, Bankrate must provide written notice to other holders of registerable securities who may then elect to include their registerable securities in such a registration. The Stockholders Agreement also includes “piggyback” registration rights providing that whenever Bankrate proposes to register shares of common stock of Bankrate for its own account or for the account of any holder of registerable securities (other than a registration the primary purpose of which is to register debt securities or in connection with a business acquisition or combination or an employee benefit plan) any holder of registerable securities party to the Stockholders Agreement, including certain of the current directors and all of the executive officers of Bankrate, is entitled to include their shares in the registration, subject to customary cutback provisions. Bankrate will be responsible for all fees and expenses incurred in connection with the filing of a registration statement required under the Stockholders Agreement. Bankrate must also indemnify all holders of registerable securities for any losses incurred or arising out of any untrue or alleged untrue statement of a material fact contained in any registration statement or related document or any violation of any applicable law or regulation applicable to registerable securities in connection with a registration, other than arising out of statements provided by selling stockholders for inclusion in the registration statement or arising primarily out of actions of the selling stockholders.

VCOC Investors’ Rights Agreement

Bankrate is a party to an amended and restated VCOC Investors’ Rights Agreement with Apax US VII, L.P. and Apax Europe VII-A, L.P., which we refer to together as the Apax VCOC Partnerships, and Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., Apax WW Nominees Ltd., and Ben Holding S.à r.l.

Pursuant to the VCOC Investors’ Rights Agreement, so long as an Apax VCOC Partnership directly or indirectly owns stock of Ben Holding S.à r.l., such Apax VCOC Partnerships are entitled to appoint one manager of Ben Holding S.à r.l., which we refer to as the Nominated VCOC Director. So long as the Apax Holders collectively have the right to designate one or more nominees for election to our board of directors, the Apax VCOC Partnerships are entitled to designate certain of such Apax Holders nominees, each of which we refer to as a Bankrate VCOC Director. To the extent permitted by applicable law and securities exchange listing requirements and consistent with the committee representation provisions of the Stockholders Agreement, each Nominated VCOC Director and Bankrate VCOC Director will be entitled to serve on all the committees and subcommittees of the board of directors of Ben Holding S.à r.l. and Bankrate, respectively. Each Apax VCOC Partnership also is entitled to appoint an observer to attend the board meetings of Ben Holding S.à r.l. Moreover, each Apax VCOC Partnership is entitled to receive annual and quarterly consolidated financial statements of Ben Holding S.à r.l., Bankrate, and their respective subsidiaries, and has the right to examine and inspect the properties, books and records, and meet with management of, Ben Holding S.à r.l., Bankrate and their respective subsidiaries.

Director Indemnification Agreement

Bankrate has entered into Director Indemnification Agreements with each of our directors whereby we agreed to fully indemnify and hold harmless each such director if such director was or is a party to, among other things, any threatened, pending or completed action, suit, arbitration, investigation or inquiry, whether civil, criminal, administrative or investigative, by reason of such director’s status as a director, officer, manager, employee, agent or fiduciary of Bankrate. A director will not be indemnified against any claim for which payment has actually been made under any insurance policy or other indemnity provision, for an accounting of profits made from the purchase and sale of securities of Bankrate, in connection with any proceeding initiated by the director or if it is adjudicated that the director failed to act in good faith and in a manner such director reasonably believed to be in, or not opposed to, the best interests of Bankrate. The agreement will last for so long as such director is a director, officer, employee or agent of Bankrate and for so long as such person is subject to any proceeding by reason of such status.

Review and Approval of Transactions with Related Persons

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any related person transactions, including those required to be disclosed as a “related person” transaction under applicable federal securities laws. On an annual basis, each director and executive officer is required to complete a questionnaire that requires disclosure of any transactions the director or executive officer, or their immediate family members or associates, may have with us in which the director or executive officer, or their immediate family members or associates, has a direct or indirect material interest. The Audit Committee considers the responses in the questionnaires and other information regarding potential relationships between us and the directors and executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following table sets forth the amount and percent of shares of our common stock that as of June 18, 2015, are deemed under the rules of the SEC to be “beneficially owned” by each member of the Board of Directors, by each nominee for election to the Board of Directors, by each of our executive officers named in the Summary Compensation Table below, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Securities Exchange Act of 1934) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of our common stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed common stock or shares such power with his or her spouse.

	Common Stock Beneficially Owned(1)
	Number of Shares of Common Stock	Percentage of Class
Name of Beneficial Owner
Ben Holding S.à r.l.(2)	37,703,694	36.3%
Columbia Wanger Asset Management, LLC(3)	7,107,900	6.8%
FMR LLC(4)	6,690,020	6.4%
Manulife Financial Corporation(5)	5,531,506	5.3%
Peter C. Morse(6)	4,242,064	4.1%
Kenneth S. Esterow(6)	786,313	*
Seth Brody(6)	—	—
Michael J. Kelly(6)	47,191	*
Sree Kotay(6)	13,098	*
Bruce Nelson(6)	48,312	*
Christine Petersen(6)	13,098	*
Richard J. Pinola(6)	75,649	*
Christian Stahl(6)	—	—
Mitch Truwit(6)	—	—
Steven D. Barnhart(6)	342,885	*
Jeffrey J. Grant(6)	388,871	*
Donaldson M. Ross(6)	725,794	*
Christopher J. Speltz(6)	470,528	*
All current executive officers and directors as a group (12 persons)(6)	7,386,819	7.1%

*	Less than 1% of our outstanding common stock
(1)

For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding includes (i) 103,812,226 shares outstanding as of June 18, 2015; and (ii) shares issuable by us pursuant to options held by the respective persons which may be exercised within 60 days following June 18, 2015. The shares issuable pursuant to options within 60 days following June 18, 2015 are considered to be outstanding and beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The shares issuable by us pursuant to options exercisable within 60 days include: Mr. Esterow, 119,788 shares; Mr. Grant, 85,000 shares; Mr. Ross, 283,333 shares; Mr. Speltz, 100,000 shares; Mr. Kelly, 13,958 shares; Mr. Nelson, 24,986 shares; Mr. Pinola, 25,416 shares; and all executive officers and directors as a group, 711,855, all of which had an exercise price in excess of the $11.25 closing price for our common shares on June 18, 2015. Shares of restricted stock are considered to be outstanding and beneficially owned by the person holding such restricted stock. Shares of performance stock are considered to be outstanding and beneficially owned by the person holding such performance shares, with the number of performance shares determined at maximum value. There are 1,414,184 performance shares held by executive officers at maximum value. The actual number of performance shares that will vest will depend on the Company’s financial performance during the applicable measurement period, and will be 942,789 shares at target value or will be zero shares if the performance threshold is not achieved.
(2)	Ben Holding S.à r.l. is beneficially owned by Apax US VII, L.P. (“Apax US VII Fund”) and Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P. (the “Apax Europe VII Funds” and, together, with Apax US VII Fund, “the Apax VII Funds”). Apax Partners, L.P. is an investment advisor to Apax US VII Fund under an investment advisory agreement with Apax US VII Fund. Apax Partners LLP is an investment advisor to Apax Europe VII GP L.P. Inc., a Guernsey incorporated limited partnership.

Apax Europe VII GP L.P. Inc., a Guernsey limited partnership, is the general partner of each of the Apax Europe VII Funds. Apax Europe VII GP Co. Limited, a Guernsey company, is the general partner of Apax Europe VII GP L.P. Inc. Apax Europe VII GP Co. Limited is responsible for the investments and general administration of the Apax Europe VII Funds. The directors of Apax Europe VII GP Co. Limited are Messrs. Andrew Guille, David Staples, Simon Cresswell, Martin Halusa, Nicholas Kershaw and Ms. Denise Fallaize.

Apax US VII GP, L.P., a Cayman Islands exempted limited partnership, is the general partner of the Apax US Fund. Apax US VII GP, Ltd., a Cayman Islands exempted limited company, is the general partner of Apax US VII GP, L.P. Apax Guernsey (Holdco) PCC Limited, as a result of a transfer of John F. Megrue’s 100% equity interests in Apax USVII GP, LTd., owns 100% of the equity interest of Apax US VII GP, Ltd.

The address of Ben Holding S.à r.l. 1-3 Boulevard de la Foire, l-1528 Luxembourg; the address of Apax Europe VII GP Co. Limited, Apax Europe VII GP L.P. Inc. and the Apax Europe VII Funds is Third Floor, Royal Bank Palace, 1 Glategny Esplanade, St. Peter Port, Guersney X0 GY1 2HY; the address of Apax US VII Fund, Apax US VII GP, L.P. and Apax US VII GP, Ltd. is P.O. Box 908GT, Georgetown, Grand Cayman E9 KY1-9002.

(3)	The information set forth in the table as to Columbia Wanger Asset Management, LLC (“Columbia Wanger”) and Columbia Acorn Fund (“CAF”) and in this footnote is based solely on a report on Schedule 13G filed with the SEC by Columbia Wanger and CAF with the SEC on February 11, 2015. The Schedule 13G filing was incorrectly made under the Company’s predecessor’s SEC registration that was terminated in 2009. The Schedule 13G states that Columbia Wanger does not directly own any shares of our common stock. As the investment adviser of CAF and various other investment companies and managed accounts, Columbia Wanger may be deemed to beneficially own the shares reported in the Schedule 13G by CAF. The Schedule 13G states that the shares of our common stock reported by Columbia Wanger include those shares separately reported by CAF. Columbia Wanger disclaims beneficial ownership over the securities. Columbia Wanger has sole voting power over 6,877,900 shares of our common stock and has sole dispositive power over 7,107,900 shares of our common stock. CAF has sole voting and dispositive power over 6,300,300 shares of our common stock. The address of Columbia Wanger and CAF is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(4)

The information set forth in the table as to FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson and in this footnote is based solely on a report on Schedule 13G filed with the SEC by FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson on February 13, 2014. The address of FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson is 245 Summer Street, Boston, Massachusetts 02210. Each of FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson reported that it is the beneficial owner of 6,690,020 shares of our common stock, including sole dispositive power of all such shares. FMR LLC reported that it has sole power to vote or direct the vote of 477,780 shares of our common stock. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR

LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.
(5)	The information set forth in the table as to Manulife Financial Corporation (“MFC”), Manulife Asset Management (North America) Limited (“MAM (NA)”), and Manulife Asset Management (US) LLC (“MAM (US)”) and in this footnote is based solely on a report on Schedule 13G filed with the SEC by Columbia Wanger and CAF with the SEC on February 12, 2015. The Schedule 13G filing was incorrectly made under the Companys predecessor’s SEC registration that was terminated in 2009. The Schedule 13G states that MAM (NA) has beneficial ownership of 19,659 shares of our common stock and MAM (US) has beneficial ownership of 5,511,847 shares of our common stock and that through its parent-subsidiary relationship to MAM (NA) and MAM (US), MFC may be deemed to have beneficial ownership of these same shares. MAM (NA) and MAM (US) each has sole voting and dispositive power over the shares of our common stock beneficially owned by each of them. The principal business offices of MFC and MAM (NA) are located at 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5. The principal business office of MAM (US) is located at 197 Clarendon Street, Boston, Massachusetts 02116.
(6)	The address of each director and executive officer of Bankrate is c/o Bankrate, Inc., 477 Madison Avenue, Suite 430, New York, New York 10022.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and any persons who own more than 10% of our common stock to file reports with the SEC with respect to their ownership of common stock. Directors, executive officers and persons owning more than 10% of our common stock are required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, all of our applicable directors, officers and beneficial holders of more than 10% of our common stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2014.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted the Bankrate, Inc. Code of Business Conduct and Ethics applicable to all officers, directors and employees. The Code of Business Conduct and Ethics is publicly available on the investor relations section of Bankrate’s Web site at investor.bankrate.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors that is published on the investor relations section of Bankrate’s Web site at investor.bankrate.com. This report reviews the actions taken by the Audit Committee with regard to Bankrate’s financial reporting process during 2014 and particularly with regard to Bankrate’s audited consolidated financial statements as of December 31, 2014 and 2013 and for the three years ended December 31, 2014.

The Audit Committee selects Bankrate’s independent registered public accounting firm and meets with Bankrate’s independent registered public accounting firm to discuss the scope and review the results of the annual audit. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Committee’s Charter. The Audit Committee met sixteen times during 2014.

Each of the directors that serves on the Audit Committee is “independent” for purposes of the New York Stock Exchange listing standards. That is, the Board of Directors has determined that each member of the Committee has no relationship to Bankrate that may interfere with his independence from Bankrate and its management.

The Audit Committee reviewed Bankrate’s 2014 financial statements and met with both management and Grant Thornton LLP, Bankrate’s independent registered public accounting firm for 2014, to discuss those financial statements. Management represented to us that the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America. The Committee also received from and discussed the written disclosures and the letter from Grant Thornton LLP required by the Public Company Accounting Oversight Board, and has discussed with Grant Thornton LLP their independence. The Audit Committee also discussed with Grant Thornton LLP any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Oversight Board in Rule 3200 T.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of Bankrate’s audited financial statements in Bankrate’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC.

THE AUDIT COMMITTEE

Richard J. Pinola, Chairman

Bruce Nelson

Michael J. Kelly

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these Acts.

AUDIT FEES AND RELATED MATTERS

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered and expenses of Grant Thornton LLP for the audits of our annual financial statements and the effectiveness of internal controls for the years ended December 31, 2014 and 2013, and fees billed for other services rendered and expenses of Grant Thornton LLP during 2014 and 2013.

	2013	2014
Audit Fees	$1,347,199	$2,100,610
Tax Fees	—	—
All Other Fees	—	$110,055

Fees for audit services include fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q, and costs associated with the Company’s regulatory matter. All Other Fees represent services associated with 2013 and 2014 research and development tax credits. No other fees were billed in 2013 or 2014 for products and services provided by Grant Thornton LLP.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of an independent accountant for specific audit and non-audit services, within approved monetary limits. If a proposed service has not been pre-approved, then it must be specifically pre-approved by the Audit Committee before it may be provided by our independent accountant. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when appropriate.

All of the audit and non-audit related services provided by Grant Thornton LLP to us in 2014 were approved by the Audit Committee by means of specific pre-approvals or otherwise in accordance with the Audit Committee Charter.

STOCKHOLDER PROPOSALS

Rules of the SEC require that any proposal by a stockholder for consideration at the 2016 Annual Meeting of Stockholders must be received by us no later than 120 calendar days before the one-year anniversary of the date of our proxy statement released to stockholders in connection with the 2015 Annual Meeting, or March 3, 2016, if it is to be eligible for inclusion in the proxy materials for our 2016 Annual Meeting of Stockholders. However, in the event that we hold our 2016 Annual Meeting of Stockholders more than 30 days before or 30 days after the one-year anniversary date of the 2015 Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received on Form 10-Q or, if impracticable to do so, by any means reasonably calculated to inform stockholders. Proposals submitted for consideration should be addressed to us at 477 Madison Avenue, Suite 430, New York, New York 10022, Attention: Corporate Secretary. Under applicable SEC rules, we are not required to include stockholder proposals in our proxy materials unless certain other conditions specified in such rules are met.

In order for a stockholder to bring any other business or director nominations before an Annual Meeting of Stockholders, the stockholder must comply with certain conditions set forth in Article II, Sections 12, 13 and 14, of our Second Amended and Restated Bylaws, including delivery of notice to us in sufficient time prior to the Annual Meeting of Stockholders. Pursuant to these provisions, notice of nomination or proposal must be received by us no earlier than 120 days prior, and no later than 90 days prior, to the anniversary of the 2015 Annual

Meeting of Stockholders; provided, however, that in the event the date of the 2015 Annual Meeting is more than 30 days earlier or 60 days after the anniversary of the 2015 Annual Meeting of Stockholders, then notice must be received no earlier than 120 days prior, and no later than 90 days prior, to the 2016 Annual Meeting of Stockholders or, if the first public announcement of the date of the 2016 Annual Meeting is less than 100 days prior to such meeting, notice must be received not later than the close of business on the 10th day following the day on which such public announcement was made.

HOUSEHOLDING

If you and other persons in your household own shares of our Common Stock as the beneficial owner, your broker or bank may have given notice that your household will receive only one copy of our annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable. This practice is known as “householding.” Unless you responded to that notice that you did not wish to participate in householding, you would be deemed to have consented to participating, and only one copy of our annual report and proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, would be sent to your address. This procedure reduces our printing costs and postage fees.

Any stockholder who wishes to receive his or her own set of our annual reports and proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, or who shares an address with another stockholder of Bankrate and together would like to receive only one set of annual disclosure documents, should contact us at 477 Madison Avenue, Suite 430, New York, New York 10022, Attention: Corporate Secretary, being sure to supply the names of all stockholders at the same address, the name of the bank or brokerage firm, and the account number(s). You can also reach us at (917) 368-8600. The revocation of consent to householding should be effective 30 days after the notice is received.

By Order of the Board of Directors,

James R. Gilmartin

Senior Vice President, General Counsel and Corporate Secretary

Annex A

BANKRATE, INC.

SHORT-TERM INCENTIVE PLAN

Section 1. Purpose

The purposes of this Bankrate, Inc. Short-Term Incentive Plan (this “Plan”) are to (a) compensate certain members of senior management of Bankrate, Inc., a Delaware corporation (the “Company”), and its Subsidiaries on an individual basis for significant contributions to the Company and its Subsidiaries, and (b) stimulate the efforts of such members by giving them a direct financial interest in the performance of the Company. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Section 2.

Section 2. Definitions

“Affiliate” means any Subsidiary or any other corporation, partnership, joint venture, limited liability company, or other entity or enterprise, of which the Company owns or controls, directly or indirectly, 20% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power.

“Award” has the meaning set forth in Section 5.1.

“Board” means the Board of Directors of the Company.

“Cause” means, except as specified otherwise by the Committee at the time of the Award grant, a finding by the Board that the applicable Participant (a) has breached his or her employment or service contract or noncompetition agreement with the Company; (b) has engaged in disloyalty or dishonesty to the Company, including, without limitation, fraud, embezzlement, theft, malfeasance, gross negligence, or misconduct that, in the judgment of the Board, is, or is likely to, lead to material injury to the Company or the business reputation of the Company; (c) has willfully failed to comply with the direction of the Board or failed to follow the policies, procedures, and rules of the Company; (d) has negligently failed to comply with the direction of the Board or failed to follow the policies, procedures, and rules of the Company and such negligent failure was not cured within 30 days of receipt of written notice; (e) has been convicted of, or has entered a plea of guilty or no contest to, a felony or crime involving moral turpitude; or (f) has disclosed trade secrets or confidential information of the Company to Persons not entitled to receive such information. Notwithstanding the foregoing, if a Participant is party to an individual employment agreement that is operative and that defines “Cause,” such definition shall apply for purposes of this Plan.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the committee of the Board designated by the Board to administer this Plan, provided that such committee shall consist solely of two or more “outside directors” within the meaning of Section 162(m) of the Code.

“Company” has the meaning set forth in Section 1.

“EBITDA” means, for a Performance Period, consolidated net income before net interest expense, consolidated income taxes, and consolidated depreciation and amortization; provided, however, that EBITDA shall exclude any or all “extraordinary items” as determined under U.S. generally acceptable accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements, or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent report filed with the United States Securities and Exchange Commission pursuant to the Exchange Act.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Executive Officer” means each individual who is an officer of the Company or any Subsidiary and who is subject to the reporting requirements under Section 16(a) of the Exchange Act.

“Participant” shall mean, for any particular Performance Period, (a) any Executive Officers, and (b) any officer of the Company or its Subsidiaries who is (or who, in the determination of the Committee, may reasonably be expected to be) a “covered employee” within the meaning of Section 162 (m) of the Code for such Performance Period and who is designated to participate in this Plan by the Committee no later than the earlier of (i) 90 days following the commencement of such Performance Period and (ii) the completion of 25% of such Performance Period.

“Performance Period” means the fiscal year of the Company.

“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Plan” has the meaning set forth in Section 1.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise of which the Company, as applicable, owns or controls, directly or indirectly, a majority of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power.

Section 3. Term

Subject to Section 6.1, this Plan shall take effect for the Company’s 2015 fiscal year and shall remain in effect for all future fiscal years of the Company, unless amended or terminated by the Company pursuant to Section 6.2.

Section 4. Administration and Interpretation

The Committee shall have authority to prescribe, amend, and rescind rules and regulations relating to this Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company, to interpret the Plan, and to make all other determinations necessary or advisable for the administration and interpretation of the Plan and to carry out its provisions and purposes. Any determination, interpretation, or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of this Plan, shall, to the greatest extent permitted by law, be within its sole and absolute discretion and shall be final, binding, and conclusive for all purposes and upon all Persons and shall be given deference in any proceeding with respect thereto. The Committee may appoint accountants, actuaries, counsel, advisors, and other Persons that it deems necessary or desirable in connection with the administration of this Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Persons who receive, or are eligible to receive, Awards under this Plan, whether or not such Persons are similarly situated. To the maximum extent permitted by law, no member of the Committee shall be liable for any action taken or decision made in good faith relating to this Plan or any Award hereunder.

Section 5. Awards

5.1. Awards for Participants. For each Performance Period of the Company, each Participant shall be eligible to receive an award payable in cash (an “Award”) in an amount determined by the Committee as provided in this Plan. With respect to each Performance Period, the Chief Executive Officer of the Company shall, subject to Section 5.2, be entitled to receive an Award equal to $5 million if the Company’s EBITDA for such Performance Period is greater than zero. With respect to each Performance Period of the Company, each other Participant shall, subject to Section 5.2, be entitled to receive an Award equal to $2.5 million if the Company’s EBITDA for such Performance Period is greater than zero. Except as otherwise provided in this Plan, a Participant must be employed with the Company on the date on which Awards for a Performance Period are payable generally to receive an Award with respect to such Performance Period.

5.2. Negative Discretion. Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Award to any Participant to any amount, including zero, prior to payment of such Award.

5.3. Certification. As a condition to the right of a Participant to receive an Award, the Committee shall first certify in writing the Company’s EBITDA and that the Award has been determined in accordance with the provisions of this Plan.

5.4. Payment of Awards. Awards for any Performance Period shall be determined as soon as reasonably practicable after such Performance Period and shall be paid to the applicable Participant in cash in a lump sum no later than the 15th day of the third month following such Performance Period.

5.5. Termination of Employment. Unless otherwise determined by the Committee (whether before or after the commencement of an applicable Performance Period, but provided that the Committee shall have no discretion to make a determination pursuant to this clause to the extent that the ability to exercise such discretion would cause the applicable Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code), if a Participant’s employment is terminated for any reason prior to the date on which Awards for a Performance Period are paid, the Participant shall cease being eligible for an Award with respect to such Performance Period.

Section 6. Miscellaneous

6.1. Effective Date; Stockholder Approval. The effective date of the Plan is January 1, 2015. The Plan shall be submitted to the stockholders of the Company for approval at the 2015 annual meeting and the effectiveness of the Plan is subject to stockholder approval.

6.2. Amendment; Termination. The Committee of the Company may from time to time amend this Plan in any respect or terminate this Plan in whole or in part, provided that such action will not cause an Award to become subject to the deduction limitations contained in Section 162(m) of the Code.

6.3. No Assignment. The rights hereunder, including, without limitation, rights to receive an Award, shall not be pledged, assigned, transferred, encumbered, or hypothecated by an employee of the Company or its Subsidiaries, and during the lifetime of any Participant, any payment of an Award shall be payable only to such Participant.

6.4. No Right to Employment. The designation of an officer as a Participant or grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Nothing in this Plan or any Award agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment at any time and for any reason.

6.5. No Impact on Benefits. Except as may otherwise be specifically stated under any employee benefit plan, policy, or program, no amount payable in respect of any Award shall be treated as compensation for purposes of calculating a Participant’s right under any such plan, policy, or program. No amount payable in respect of any Award shall be deemed part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity, or severance pay laws. Participation in this Plan does not exclude a Participant from participation in any other employee benefit plans, policies, or programs of the Company, including other bonus or incentive plans. Nothing in this Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner that is not expressly authorized under this Plan.

6.6. Withholding. The Company shall have the right and power to deduct from all amounts paid to a Participant (whether under this Plan or otherwise) or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount to satisfy the minimum federal, state, local, or foreign taxes or other obligations required by law to be withheld with respect thereto with respect to any Award under this Plan.

6.7. Right to Offset. Notwithstanding any provisions of this Plan to the contrary, and to the extent permitted by applicable law (including, without limitation, Section 409A of the Code), the Company may offset any amounts to be paid to a Participant (or, in the event of the Participant’s death, to his or her beneficiary or estate) under this Plan against any amounts that such Participant may owe to the Company or any Affiliate.

6.8. Governing Law; Construction. This Plan and any actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware and applicable United States federal law, without regard to the application of the conflicts of laws provisions thereof. Titles and headings to sections are for purposes of reference only, and shall in no way limit, define, or otherwise affect the meaning or interpretation of this Plan.

6.9. Severability. If any one or more of the provisions of this Plan shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

6.10. Unfunded Plan. It is presently intended that this Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of payments relating to Awards granted pursuant to this Plan. To the extent that any Participant acquires a right to receive payments from the Company in respect to any Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.11. Section 162(m). It is intended that Awards qualify as “performance-based compensation” under Section 162(m) of the Code, and all payments made under this Plan be excluded from the deduction limitations contained in Section 162(m) of the Code. This Plan shall be construed at all times in favor of its meeting the “performance-based compensation” exception contained in Section 162(m) of the Code. Accordingly, the Committee shall have no discretion under this Plan (including, without limitation, with respect to adjustments to EBITDA) if the exercise of such discretion or the ability to exercise such discretion would cause such Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. If any Plan provision is found not to be in compliance with the “performance-based compensation” exception contained in Section 162(m) of the Code, that provision shall be deemed amended so that this Plan does so comply to the extent permitted by law and deemed advisable by the Committee.

6.12. Section 409A. It is intended that this Plan will be exempt from Section 409A of the Code, and this Plan shall be interpreted and construed on a basis consistent with such intent. This Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption from Section 409A of the Code. A Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Person in connection with any distributions to such Person under this Plan (including, without limitation, any taxes and penalties under Section 409A of the Code), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Annex B

BANKRATE, INC.

2015 EQUITY COMPENSATION PLAN

Section 1. Purpose

The purpose of this Bankrate, Inc. 2015 Equity Compensation Plan (this “Plan”) is to attract and retain officers, employees, and non-employee directors of Bankrate, Inc., a Delaware corporation (the “Company”), and its Subsidiaries and to provide to such persons incentives and rewards for superior performance. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in Section 2.

Section 2. Definitions

“Affiliate” means any Subsidiary or any other corporation, partnership, joint venture, limited liability company, or other entity or enterprise, of which the Company owns or controls, directly or indirectly, 20% or more of the outstanding shares of stock normally entitled to vote for the election of directors, or of comparable equity participation and voting power.

“Apax VII Funds” means, collectively, Apax US VII, L.P., Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., and Apax Europe VII-1, L.P.

“Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Shares.

“Award” means any Option, Stock Appreciation Right, Restricted Share, Restricted Stock Unit, unrestricted Share, Cash Award, dividend equivalent, or other award granted under this Plan.

“Award Agreement” means an agreement, certificate, resolution, or other type or form of written document or other evidence, in such form as the Committee may from time to time prescribe, setting forth the terms and conditions of an Award. An Award Agreement may be in an electronic medium, may be limited to a notation on the books and records of the Company and, with the approval of the Committee, need not be signed by a representative of the Company or an Eligible Participant.

“Board” means the Board of Directors of the Company.

“Business Combination” has the meaning set forth in Section 11.5(c).

“Cash Award” shall mean an Award denominated in cash.

“Change in Control” has the meaning set forth in Section 11.5.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board, or another committee of the Board, as determined by the Board, or its permitted delegate.

“Company” has the meaning set forth in Section 1.

“Corporate Transaction” means a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of an Affiliate, or another event similar to any of the foregoing, affecting or involving the Company or any of its Affiliates.

“Covered Employee” means a Participant designated prior to or at the time of the grant of an Award by the Committee as an individual who is or may be a “covered employee” of the Company within the meaning of Section 162(m)(3) of the Code, in the year in which the Company is expected to be entitled to a federal income tax deduction with respect to the Award.

“Cause” means, except as specified otherwise by the Committee at the time of the Award grant, a finding by the Board that the Participant (a) has breached his or her employment or service contract or noncompetition agreement with the Company; (b) has engaged in disloyalty or dishonesty to the Company, including, without limitation, fraud, embezzlement, theft, malfeasance, gross negligence, or misconduct that, in the judgment of the Board, is, or is likely to, lead to material injury to the Company or the business reputation of the Company; (c) has willfully failed to comply with the direction of the Board or failed to follow the policies, procedures, and rules of the Company; (d) has negligently failed to comply with the direction of the Board or failed to follow the policies, procedures, and rules of the Company and such negligent failure was not cured within 10 days of receipt of written notice; (e) has been convicted of, or has entered a plea of guilty or no contest to, a felony or crime involving moral turpitude; or (f) has disclosed trade secrets or confidential information of the Company to Persons not entitled to receive such information. Notwithstanding the foregoing, if a Participant is party to an individual employment agreement that is operative and that defines “Cause,” such definition shall apply for purposes of this Plan.

“Director” means a member of the Board.

“Disability” means a physical or mental disability that causes a Participant to be considered disabled under the terms of the disability income plan applicable to such Participant, whether or not such Participant actually receives such disability benefits, or, in the event that there is no disability income plan applicable to such Participant, as determined by the Committee.

“Effective Date” has the meaning set forth in Section 3.

“Eligible Participant” means any (a) Non-Employee Director or (b) individual who is an employee of the Company or a Subsidiary.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

“Exercise Price” means the price at which a Participant may purchase a Share covered by an Option, or the price with respect to which the Fair Market Value of a Stock Appreciation Right is determined, as applicable.

“Fair Market Value” means, with respect to any given date, (a) the closing per-share sales price for the Shares on the Applicable Exchange on that date, or if the Shares were not traded on the Applicable Exchange on that date, then on the most recent preceding date on which the Shares were traded, all as reported by such source as the Committee may select. If there is no regular public trading market for the Shares, the Fair Market Value shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Sections 409A and 422(c)(1) of the Code.

“Full-Value Grant” means any Award other than an Option or a Stock Appreciation Right.

“Grant Date” means the date as of which the Committee determines that a grant of an Award shall be effective.

“Incentive Option” means any Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

“Incumbent Board” has the meaning set forth in Section 11.5(b).

“Non-Employee Director” means a Director who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Option” means any Option that is not an Incentive Option.

“Option” means a right granted under this Plan to a Participant to purchase a Share at a specified price for a specified period of time.

“Outstanding Company Common Stock” has the meaning set forth in Section 11.5(a).

“Outstanding Company Voting Securities” has the meaning set forth in Section 11.5.

“Participant” means an Eligible Participant to whom an Award has been granted pursuant to this Plan; provided that in the case of the death or legal incapacity of a Participant, the term “Participant” shall refer to a beneficiary designated pursuant to Section 7.4 or Section 12.1 or the guardian or legal representative of the Participant acting in a fiduciary capacity on behalf of such Participant under state law and court supervision or comparable office and supervision under applicable foreign law.

“Performance Goal” means the measurable performance objective or objectives established pursuant to this Plan for Eligible Participants who, when so determined by the Board, have received grants of Options, Stock Appreciation Rights, Restricted Shares, Restricted Stock Units, dividend equivalents, or other Awards pursuant to this Plan. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Eligible Participant or of the Subsidiary, division, department, region, or function within the Company or Subsidiary by which the Eligible Participant is employed. The Performance Goals may be made relative to the performance of other corporations. The Performance Goals applicable to any Award to a Covered Employee that is intended to comply with Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project, or geographical basis or in combinations thereof): (a) sales; (b) revenues; (c) assets; (d) expenses; (e) earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis (basic or fully diluted); (f) return on equity, investment, capital, or assets; (g) one or more operating ratios, such as earnings before interest, taxes, and/or depreciation and amortization; (h) borrowing levels, leverage ratios, or credit rating; (i) market share; (j) capital expenditures; (k) free cash flow, cash flow, return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (l) stock price; (m) earnings per share; (n) shareholder return; (o) sales of particular products or services; (p) customer acquisition or retention; (q) acquisitions and divestitures (in whole or in part); (r) economic value added; (s) strategic business criteria, consisting of one or more objectives based on meeting specific market penetration, geographic business expansion goals, facility construction or completion goals, geographic facility relocation or completion goals; (t) cost targets, customer satisfaction, supervision of litigation or information technology; (u) joint ventures and strategic alliances; (v) spin-offs, split-ups, and the like; (w) reorganizations; or (x) recapitalizations, restructurings, financings (issuance of debt or equity), or refinancings.

A Performance Goal and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result, or avoidance of loss. To the extent consistent with the requirements for satisfying the Section 162(m) Exemption, the Committee may provide in the case of any Award intended to qualify for such Section 162(m) Exemption that one or more of the Performance Goals applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Goals.

“Permitted Holder” means, as of the date of determination, any and all of (a) an employee benefit plan (or trust forming a part thereof) maintained by (i) the Company or (ii) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company or (b) for so long as Apax VII Funds and its Affiliates own in the aggregate more than 5%, but not more than 50%, of the Outstanding Company Voting Securities, Apax VII Funds or any of its Affiliates.

“Person” means any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Plan” has the meaning set forth in Section 1.

“Prior Plan” means the Bankrate, Inc. 2011 Equity Compensation Plan.

“Prior Plan Award” means an award granted under the Prior Plan.

“Qualified Performance-Based Awards” means (a) Options, (b) Stock Appreciation Rights, and (c) all other Awards that are designated as such pursuant to Section 10.1.

“Qualified Performance Goals” has the meaning set forth in Section 10.3.

“Reporting Person” means a Person subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Shares.

“Replaced Award” has the meaning set forth in Section 11.2.

“Replacement Award” has the meaning set forth in Section 11.2.

“Restricted Shares” means Shares that are granted or delivered subject to restrictions in accordance with Section 7.3.

“Restricted Stock Units” means Awards granted as set forth in Section 7.5.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

“Securities Act” means the United States Securities Act of 1933, as amended from time to time, and any successor thereto.

“Separation from Service” has the meaning set forth in Section 12.4(b).

“Share Change” means a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization, or another event similar to any of the foregoing, affecting the capital structure of the Company, or a separation or spin-off of an Affiliate without consideration or other extraordinary dividend of cash or other property to the Company’s stockholders.

“Shares” means shares of Company common stock, par value $0.01 per share. If there has been an adjustment or substitution pursuant to Section 5.5, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which the Shares are adjusted pursuant thereto.

“Stock Appreciation Right” means a right described in Section 6.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company, or other entity or enterprise of which the Company, as applicable, owns or controls, directly or indirectly, a majority of the outstanding shares of stock normally entitled to vote for the election of directors or of comparable equity participation and voting power.

“Termination of Service” of a Participant or any other individual occurs when the Participant or other individual is no longer either an employee of the Company or any of the Subsidiaries (including, without limitation, because the entity that employs the Participant or other individual has ceased to be a Subsidiary), or a member of the Board, as applicable.

Section 3. Effective Date and Term of this Plan

This Plan was approved by the Board on June 12, 2015, subject to approval by the Company’s stockholders. This Plan shall be effective as of the date of such approval by the Company’s stockholders (the “Effective Date”). No further grants may be made under this Plan after the 10th anniversary of the Effective Date. Effective as of the Effective Date, no further equity compensation awards shall be granted under the Prior Plan, it being understood that outstanding awards under the Prior Plan shall remain in full force and effect under the Prior Plan.

Section 4. Administration

4.1 Delegation. This Plan shall be administered by the Committee except to the extent the Committee delegates administration pursuant to this Section 4.1. The Committee may delegate all or a portion of the administration of this Plan to one or more committees, or to senior managers of the Company or its Subsidiaries, and may authorize further delegation by such committees to senior managers of the Company or its Subsidiaries, in each case to the extent permitted by Delaware law; provided that determinations regarding the timing, pricing, amount, and terms of any Award to a Reporting Person shall be made only by the Committee; and provided, further, that no such delegation may be made that would cause Awards or other transactions under this Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption; and provided, finally, that no delegation may be made of the powers granted to the Committee under Section 12.15. Any such delegation may be revoked by the Committee at any time.

4.2 Scope of Authority. The Committee shall have full power and authority to administer and interpret this Plan and to adopt such rules, regulations, agreements, guidelines, and instruments for the administration of this Plan as the Committee deems necessary or advisable. The Committee’s powers include, but are not limited to (subject to the specific limitations described herein) the authority:

(a) to determine the Eligible Participants to be granted Awards under this Plan;

(b) to determine the size and applicable terms and conditions of grants to be made to such employees;

(c) to determine the time when Awards will be granted;

(d) to determine the terms and conditions of any grant, including, without limitation, the Exercise Price, any vesting condition, restriction, or limitation (which may contain Performance Goals relating to the performance of the Participant, the Company, or an Affiliate), and any acceleration of vesting or waiver of forfeiture regarding any grant and the Shares relating thereto (except to the extent that such discretion would cause a Qualified Performance-Based Award to fail to so qualify);

(e) to determine whether a resignation was voluntary and whether and under what circumstances there has been a Termination of Service; and

(f) to modify, amend, or adjust the terms and conditions of any grant made to a Participant, at any time; provided that the Committee may not reprice any outstanding Option or Stock Appreciation Right by reducing the Exercise Price thereof or canceling such Award in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the pre-cancellation Option or Stock Appreciation Right.

4.3 Actions and Interpretations. The Committee’s interpretations of this Plan and of Award Agreements, and all actions taken and determinations made by the Committee concerning any matter arising under or with respect to this Plan or any Awards granted hereunder, shall be in its sole discretion and final, binding, and conclusive on all interested parties, including the Company, an Affiliate, stockholders of any of those entities, and all former, present, and future employees thereof. The Committee may, with respect to all questions of accounting, rely conclusively upon any determination made by the internal accountants of the Company.

4.4 Board Authority. Any authority granted to the Committee may also be exercised by the Board or another committee of the Board, except to the extent that the grant or exercise of such authority would cause any Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

4.5 Award Agreements. Each Award shall be evidenced by an Award Agreement.

Section 5. Shares Authorized

5.1 Total Number. The total number of Shares available for delivery pursuant to Awards under this Plan is 8,008,157 (subject to increase pursuant to Section 5.4 in connection with Shares subject to Prior Plan Awards granted prior to June 12, 2015 that are not delivered). Delivery of Shares pursuant to an Award (or a Prior Plan Award granted on or after June 12, 2015) shall reduce the number of Shares available for delivery pursuant to Awards under this Plan by one Share for each such delivered Share.

5.2 Other Limits. Notwithstanding anything in this Plan to the contrary, (a) no Eligible Participant shall be granted Options and Stock Appreciation Rights, in the aggregate, for more than 750,000 Shares during any calendar year; (b) no Eligible Participant shall be granted Qualified Performance-Based Awards other than Options and Stock Appreciation Rights representing more than 1,600,000 Shares in the aggregate during any calendar year; and (c) no Eligible Participant who is a Non-Employee Director shall be granted Awards covering Shares with a Fair Market Value (measured as of the applicable Grant Date) in excess of $500,000 during any calendar year.

5.3 Source of Shares. The Shares that may be delivered pursuant to Awards granted under this Plan may be authorized but unissued Shares not reserved for any other purposes or Shares held in or acquired for the treasury of the Company, or both.

5.4 Share Counting Rules. To the extent any Award or Prior Plan Award(other than a Prior Plan Award granted on or after the Effective Date) is forfeited, any Option (and the related Stock Appreciation Right, if any) or any Stock Appreciation Right not related to an Option (or any stock option or stock appreciation right that is a Prior Plan Award granted prior to the Effective Date) terminates, expires, or lapses without being exercised, the Shares subject to such Awards or Prior Plan Awards that are, as a result, not delivered to the Participant shall again be available for delivery in connection with Awards. For purposes hereof, (a) if a Stock Appreciation Right (or a stock appreciation right that is a Prior Plan Award) is exercised for Shares, the total number of Shares subject to such Stock Appreciation Right (or such stock appreciation right) will be deemed delivered hereunder and shall not again be available for delivery in connection with Awards, (b) if the Exercise Price of any Option (or any stock option that is a Prior Plan Award) is satisfied by delivering Shares to the Company (by either actual delivery or by attestation), the total number of Shares subject to such Option (or such stock option) shall be deemed delivered hereunder and shall not again be available for delivery in connection with Awards, and (c) Shares subject to an Award or Prior Plan Award granted prior to the Effective Date that are not delivered to an Eligible Participant because such Shares are used to satisfy an applicable tax withholding obligation shall be deemed delivered hereunder and shall not again be available for delivery in connection with Awards; and

(d) Shares purchased on the open market using the cash proceeds from the exercise of an Option (or any stock option that is a Prior Plan Award) shall not be added to the Shares available for delivery hereunder in determining the maximum number of Shares available for delivery pursuant to Awards under this Plan.

5.5 Share and Other Adjustments. Notwithstanding any other provision of this Plan, in the event of a Corporate Transaction, the Committee or the Board may in its discretion make, and in the event of a Share Change, the Committee or the Board shall make, such adjustments as it deems appropriate and equitable in the aggregate number and kind of shares reserved for delivery pursuant to Awards under this Plan, in the limitations set forth in this Section 5, in the number and kind of shares subject to outstanding Awards, in the Exercise Price of outstanding Options and Stock Appreciation Rights, and/or such other equitable substitution or adjustments as it may determine to be appropriate; provided that the number of shares subject to any Award shall always be a whole number and that no adjustment will be permissible hereunder to the extent it would cause any Qualified Performance-Based Award to fail to qualify for the Section 162(m) Exemption. Shares delivered under this Plan as an Award or in settlement of an Award issued or made (a) upon the assumption, substitution, conversion, or replacement of outstanding awards under a plan or arrangement of an entity acquired in a merger or other acquisition, or (b) as a post-transaction grant under such a plan or arrangement of an acquired entity, shall not reduce or be counted against the maximum number of Shares available for delivery under this Plan, to the extent that the exemption for transactions in connection with mergers and acquisitions from the stockholder approval requirements of the Applicable Exchange for equity compensation plans applies.

Section 6. Options and Stock Appreciation Rights

6.1 Grants. Options and Stock Appreciation Rights may be granted at such time or times determined by the Committee following the Effective Date to any Eligible Participant. Options granted hereunder may be of two types: Incentive Options and Nonqualified Options. Each Option and each Stock Appreciation Right shall be granted subject to such terms and conditions as shall be determined by the Committee and set forth in the applicable Award Agreement, including any provisions as to continued employment or continued service as consideration for the grant or exercise of such Option or Stock Appreciation Right, provisions as to performance conditions, any provisions that may be advisable to comply with applicable laws, regulations, or the rulings of any governmental authority, and in the case of Options, whether such Option is intended to be an Incentive Option or a Nonqualified Option.

6.2 Options.

(a) Exercise Price. The Exercise Price per Share of an Option shall be established by the Committee in connection with the grant thereof, but shall not be less than 100% of the Fair Market Value of a Share on the Grant Date. No exercise of an Option shall be effective before payment of the Exercise Price therefor.

(b) Method of Payment. The Exercise Price for Shares purchased upon exercise of an Option shall be paid upon such terms as shall be set forth in the applicable Award Agreement. Without limiting the foregoing, the Committee may establish payment terms for the exercise of Options pursuant to which the Company may withhold a number of Shares that otherwise would be issued to the Participant in connection with the exercise of such Options having a Fair Market Value on the date of exercise equal to the Exercise Price, or that permit the Participant to deliver Shares (or other evidence of ownership of Shares satisfactory to the Company) with a Fair Market Value equal to the Exercise Price as payment; provided that any such Shares that were not acquired by the Participant in open-market purchases have been owned by the Participant for at least six months free of any restrictions and without being subject to forfeiture.

(c) Additional Rules for Incentive Options. Notwithstanding any other provision of this Plan to the contrary, no Option that is intended to qualify as an Incentive Option may be granted to any Eligible Participant who at the time of such grant owns shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or of any Subsidiary, unless, at the time such Option is granted, the exercise price is at least 110% of the Fair Market Value of a Share and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted. In addition, the aggregate Fair Market Value of the Shares (determined at the time an Option for the Shares is granted) for which Incentive Options are exercisable for the first time by a Participant during any calendar year, under all of the “incentive stock option” plans of the Company and of any Subsidiary, may not exceed $100,000. To the extent an Option that by its terms was intended to be an Incentive Option exceeds this $100,000 limit, the portion of the Option in excess of such limit shall be treated as a Nonqualified Option.

6.3 Stock Appreciation Rights.

(a) Nature of Right. A Stock Appreciation Right shall entitle its holder to receive, upon exercise, a payment, in cash or Shares as described in Section 6.3(d), equal to (i) the excess of (A) the Fair Market Value of a Share on the date of exercise of a Stock Appreciation Right, over (B) the per-Share Exercise Price of the Stock Appreciation Right, times (ii) the number of Shares as to which it is being exercised. A Stock Appreciation Right may be granted either with a related Option at the time the Option is originally granted or thereafter, or without a related Option.

(b) Exercise Price. The Exercise Price per Share of a Stock Appreciation Right that has a related Option shall equal the Exercise Price per Share of the related Option. The Exercise Price per Share of a Stock Appreciation Right that does not have a related Option shall be established in connection with the grant thereof, but shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.

(c) Grant with Related Option. A Stock Appreciation Right that is granted with a related Option shall be subject to the same terms and conditions as the Option, shall be exercisable only to the extent its related Option is exercisable, and shall terminate or be forfeited and cease to be exercisable when the term of the related Option expires or the related Option is forfeited.

(d) Form of Payment. The Committee shall determine, in each case, whether the payment to a Participant upon exercise of a Stock Appreciation Right will be in the form of all cash, all Shares (which may be Restricted Shares), or any combination thereof. If payment is to be made in Shares, the number of Shares shall be equal to the amount of the payment, as described in the first sentence of Section 6.3(a), divided by the Fair Market Value of a Share on the date of exercise.

(e) Proceeds. The Committee shall determine the timing of any payment made in cash, Shares, or a combination thereof upon exercise of a Stock Appreciation Right hereunder, whether in a lump sum, in annual installments, or otherwise deferred, and the Committee shall determine whether such payments may bear interest pursuant to Section 9.

6.4 Exercise of Options or Stock Appreciation Rights; Term. An Option or Stock Appreciation Right, or portion thereof, may be exercised during the period beginning on the date when it first becomes exercisable in accordance with its terms, and ending upon the expiration of its term or, if sooner, when it is forfeited as a result of a Termination of Service or otherwise in accordance with the terms and conditions of the Option or Stock Appreciation Right. Subject to the provisions of Section 6.5, the term of an Option or Stock Appreciation Right shall expire on such date, not later than the tenth anniversary of the Grant Date, as set forth in the applicable Award Agreement. The exercise of all or a portion of a Stock Appreciation Right granted with a related Option shall result in the forfeiture of all or a corresponding portion of the related Option and vice versa. To exercise an Option or Stock Appreciation Right, a Participant shall give notice to the Company or its agent, specifying the number of Shares with respect to which the Option or Stock Appreciation Right is being exercised, and otherwise complying with such procedures as the Committee may from time to time establish.

6.5 Effect of Termination of Service. The effect of a Participant’s Termination of Service on any Option or Stock Appreciation Right then held by the Participant, to the extent it has not previously expired or been exercised, shall be set forth in the applicable Award Certificate. Notwithstanding anything in any Award Agreement to the contrary, in no event shall an Option or Stock Appreciation Right be exercisable after expiration of its term.

6.6 No Obligation to Exercise Option or Stock Appreciation Right. The granting of an Option or Stock Appreciation Right shall impose no obligation upon the Participant or upon a beneficiary of a Participant to exercise such Option or Stock Appreciation Right.

Section 7. Shares, Restricted Shares, and Restricted Stock Units

7.1 Awards. An Award of Shares, Restricted Shares, or Restricted Stock Units may be made at such time or times determined by the Committee following the Effective Date to any person who is an Eligible Participant. The terms and conditions of payment of any Award, including, without limitation, what part of such Award shall be paid in unrestricted Shares or Restricted Shares, the time or times of payment of any Award, and the time or times of the lapse of the restrictions on Restricted Shares shall be set forth in the applicable Award Agreement.

7.2 Shares. For the purpose of determining the number of Shares to be used in payment of an Award denominated in cash but payable in whole or in part in Shares or Restricted Shares, the cash value of the Award to be so paid shall be divided by the Fair Market Value of a Share on the date of the determination of the amount of the Award by the Committee, or, if the Committee so directs, the date immediately preceding the date such Award is paid.

7.3 Restricted Shares. An Award of Restricted Shares shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a certificate or certificates for such Restricted Shares, registered in the name of such Participant. Except to the extent otherwise provided in the applicable Award Agreement, the Participant shall have all of the rights of a stockholder with respect to such Restricted Shares; provided that, upon the Company’s payment of an ordinary cash dividend with respect to Shares, such dividends shall not be paid immediately with respect to outstanding Restricted Shares, shall instead be subject to the same restrictions applicable to the underlying Restricted Shares (including forfeiture), and shall be paid no later than 30 days following the vesting of the underlying Restricted Shares. In the event of the Company’s payment to stockholders of a dividend or distribution other than an ordinary cash dividend, the treatment shall be subject to Section 5.5.

7.4 Terms and Conditions of Restricted Shares. An Award of Restricted Shares shall be subject to such terms and conditions, and to such restrictions against sale, transfer, or other disposition, as may be set forth in the applicable Award Agreement. In the event of the death of a Participant following the transfer of Restricted Shares to him or her, the legal representative of the Participant, the beneficiary designated in writing by the Participant during his or her lifetime, or the person receiving such Shares under the Participant’s will or under the laws of descent and distribution shall take such Shares subject to the same restrictions, conditions, and provisions in effect at the time of the Participant’s death, to the extent applicable, unless otherwise set forth in the applicable Award Agreement.

7.5 Restricted Stock Units. The Awards of Shares that may be granted pursuant to this Section 7 include, without limitation, Restricted Stock Units. Restricted Stock Units represent the right to receive Shares or cash in the future, at such times, and subject to such conditions, as the Committee shall determine. A Participant to whom Restricted Stock Units are awarded shall have no rights as a stockholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. Restricted Stock Units, however, may have dividend equivalent rights under Section 9.1, if so determined by the Committee.

Section 8. Cash Awards

8.1 Award. An Award may be in the form of a Cash Award. Each Cash Award shall be granted subject to such terms and conditions as shall be determined by the Committee and set forth in the applicable Award Agreement, including, but not limited to, any provisions as to continued employment or continued service as consideration for the grant of such Cash Award, provisions as to performance conditions, and any provisions that may be advisable to comply with applicable laws, regulations, or rulings of any governmental authority.

8.2 Performance-Based Cash Award Limitations. Cash Awards that are Qualified Performance-Based Awards shall be subject to the provisions of Section 10. In addition, no Eligible Participant may be granted Cash Awards that are Qualified Performance-Based Awards that have an aggregate maximum payment value in any calendar year in excess of $9,000,000.

Section 9. Dividends, Dividend Equivalents, and Interest Equivalents

9.1 Dividends and Dividend Equivalents. The applicable Award Agreement may provide for the payment of dividend equivalents with respect to any Award (other than Options and Stock Appreciation Rights) pursuant to which Shares are or may become deliverable in the future, equal in value to the cash dividends that would have been paid with respect to each Share subject to such Award, if it had been outstanding during the period between the date of the Award and the time each such Share is delivered or the Award is forfeited as to such Shares. Dividend equivalents may be: (a) paid in cash or Shares, either from time to time prior to or at the time of the delivery of such Shares; or (b) converted into contingently credited Shares (with respect to which dividend equivalents shall accrue) in such manner, at such value, and deliverable at such time or times as may be set forth in the applicable Award Agreement. Notwithstanding the foregoing, in no event may any dividends or dividend equivalents with respect to any Awards that are subject to Performance Goals be paid until vesting (if any) of such Awards.

9.2 Interest Equivalents. The applicable Award Agreement may provide for payment of interest equivalents (a) on any portion of any Award payable at a future time in cash, and (b) on dividend equivalents that are payable at a future time in cash.

9.3 Restricted Shares. The applicable Award Agreement may provide that dividends paid on Restricted Shares shall, during the applicable restricted period, be held by the Company to be paid upon the lapse of restrictions or to be forfeited upon forfeiture of the Shares.

Section 10. Qualified Performance-Based Awards

10.1 Designation of Qualified Performance-Based Awards. When granting any Award under this Plan, other than an Option or Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that (a) the recipient is or may become a Covered Employee with respect to such Award, and (b) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

10.2 Special Rules for Qualified Performance-Based Awards. Notwithstanding any other provision of this Plan, each Qualified Performance-Based Award shall be earned only upon the achievement of one or more Qualified Performance Goals (as defined in Section 10.3), as certified by the Committee, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided that (a) the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such Qualified Performance Goals will be waived upon the death or Disability of the grantee of such Award, and (b) the Committee may reserve the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested, and/or payable (as applicable) shall be less than the portion that would be earned, vested, and/or payable based solely upon application of the applicable Qualified Performance Goals. Qualified Performance-Based Awards may contain additional vesting requirements unrelated to performance, such as requirements based on continued service.

10.3 Definition and Establishment of Qualified Performance Goals. The term “Qualified Performance Goal” means a Performance Goal that underlies a Qualified Performance-Based Award. The achievement of Qualified Performance Goals may be determined without regard to the effect of specified unusual events, such as restructuring charges and the cumulative effect of accounting changes required under generally accepted accounting principles, as determined by the Committee in connection with the timely establishment of such Qualified Performance Goals. The Committee shall establish the Qualified Performance Goal or Goals applicable to a Qualified Performance-Based Award within the time period required by the Section 162(m) Exemption.

Section 11. Change in Control Provisions

11.1 General. The provisions of this Section 11 shall, subject to Section 5.5, apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

11.2 Impact of a Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement: (a) all then-outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Grants (other than any Awards subject to Performance Goals) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 11.3 (any award meeting the requirements of Section 11.3, a “Replacement Award”) is provided to the Participant pursuant to Section 5.5 to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”), and (b) any Award subject to Performance Goals that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such Award (with all applicable Performance Goals deemed achieved at the greater of (i) the applicable target level and (ii) the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)).

11.3 Replacement Awards. An Award shall meet the conditions of this Section 11.3 (and hence qualify as a Replacement Award) if: (a) it is of the same type as the Replaced Award; (b) it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 5.5; (c) if the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (d) it contains terms relating to vesting (including with respect to a Termination of Service) that are substantially identical to those of the Replaced Award; and (e) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 11.3 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

11.4 Termination of Service. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Termination of Service of a Participant by the Company other than for Cause within 24 months following a Change in Control, (a) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in full (with respect to Performance Goals, unless otherwise agreed in connection with the Change in Control, at the greater of (i) the applicable target level and (ii) the level of achievement of the Performance Goals for the Award as determined by the Committee taking into account performance through the latest date preceding the Termination of Service as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)), and (b) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, any Option or Stock Appreciation Right (other than an Incentive Option) held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Service may thereafter be exercised until the earlier of (i) the expiration of the stated full Term of such Option or Stock Appreciation Right and (ii) the third anniversary of the date of such Termination of Service.

11.5 Definition of Change in Control. For purposes of this Plan, a “Change in Control” shall mean the happening of any of the following events:

(a) Any Person becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by a Permitted Holder, or (D) any acquisition pursuant to a transaction that complies with clauses (i), (ii), and (iii) of Section 11.5(c);

(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) Consummation of a reorganization, merger, statutory share exchange, or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company to a Person, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination and excluding the Permitted Holders) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 12. Miscellaneous Provisions

12.1 Transferability.

(a) During a Participant’s lifetime, his or her Options and Stock Appreciation Rights shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

(b) Without limiting the generality of Section 12.1, no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid.

12.2 No Right to Continued Employment or Service. Nothing contained in this Plan, any Award Agreement, or any booklet or document describing or referring to this Plan shall be deemed to confer on any Eligible Participant the right to continue as an employee of the Company or an Affiliate or as a Director or director of a Subsidiary, whether for the duration of a Participant’s Award vesting schedule or otherwise, or affect the right of the Company or an Affiliate to terminate the employment or service of any such Person for any reason.

12.3 Governing Law; Construction. This Plan and any actions taken hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the application of the conflicts of laws provisions thereof. Titles and headings to sections are for purposes of reference only, and shall in no way limit, define, or otherwise affect the meaning or interpretation of this Plan.

12.4 Certain Tax Matters.

(a) Notwithstanding any other provision of this Plan, the Committee may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state, or local, domestic or foreign, to withhold in connection with the grant or exercise of any Option or otherwise in connection with any Option, any Stock Appreciation Right or the exercise thereof, or otherwise in connection with any Award, including, without limitation, the withholding of cash or Shares that would be paid or delivered pursuant to such exercise or Award or any other exercise or Award under this Plan until the Participant reimburses the Company for the amount the Company is required to withhold with respect to such taxes, or canceling any portion of such Award or any other Award under this Plan in an amount sufficient to reimburse the Company for the minimum amount it is required to so withhold, or selling any property contingently credited by the Company for the purpose of paying such Award or any other Award under this Plan, in order to withhold or reimburse the Company for the minimum amount it is required to so withhold. In addition, the Committee may establish appropriate procedures to ensure that it receives prompt notice of any event that may make available to the Company or any Affiliate any tax deduction in connection with an Award.

(b) This Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following a Participant’s “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”) shall instead be paid or provided on the first business day after the date that is six months following the Participant’s Separation from Service. If the Participant dies following the Participant’s Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the Participant’s estate within 30 days after the date of the Participant’s death.

12.5 Foreign Participants. To facilitate the granting of Awards to Eligible Participants who are foreign nationals or who are employed outside of the United States of America, the Committee may provide for such special terms and conditions, including, without limitation, substitutes for Awards, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. The Committee may approve any supplements to, or amendments, restatements, or alternative versions of this Plan as it may consider necessary or appropriate for the purposes of this Section 12.5 without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such documents as having been approved and adopted pursuant to properly delegated authority; provided that no such supplements, amendments, restatements, or alternative versions shall include any provisions that are inconsistent with the spirit of this Plan, as then in effect. Participants subject to the laws of a foreign jurisdiction may request copies of, or the right to view, any materials that are required to be provided by the Company pursuant to the laws of such jurisdiction.

12.6 No Rights as a Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares to be delivered pursuant to an Award prior to the date that the Participant is recorded as the holder of such Shares on the records of the Company and such Shares are delivered to such Participant by book-entry registration or delivery of a certificate or certificates therefor to the Participant, or to a custodian or escrow agent designated by the Committee (which may include, without limitation, the Company or one or more of its employees).

12.7 No Right to Award. No employee or other person shall have any claim or right to be granted an Award under this Plan. Having received an Award under this Plan shall not give a Participant or other Person any right to receive any other Award under this Plan. A Participant shall have no rights or interests in any Award, except as set forth herein and in the applicable Award Agreement.

12.8 Unfunded Plan. It is presently intended that this Plan shall be unfunded. Except for reserving a sufficient number of authorized Shares to the extent required by law to meet the requirements of this Plan, the Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the delivery of Shares relating to Awards granted pursuant to this Plan.

12.9 Notice. Except as otherwise provided in this Plan, all notices or other communications required or permitted to be given under this Plan to the Company shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, postage prepaid, as follows: (a) if to the Company, at its principal business address to the attention of the Secretary; and (b) if to any Participant, at the last address of the Participant known to the sender at the time such notice or other communication is sent.

12.10 Inurement of Rights and Obligations. The rights and obligations under this Plan and any related documents shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and the Participants and their beneficiaries.

12.11 Costs and Expenses of this Plan. Except as otherwise provided herein, the costs and expenses of administering this Plan shall be borne by the Company, and shall not be charged to any Award nor to any Participant receiving an Award. Costs and expenses associated with the redemption or exercise of any Award under this Plan, including, but not limited to, commissions charged by any agent of the Company, may be charged to the Participant.

12.12 No Limitation on Rights of the Company.

(a) The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications, or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell, or transfer all or any part of its business or assets. Further, this Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume Awards, other than under this Plan, to or with respect to any other Person.

(b) If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of this Incentive Plan. All Shares issued pursuant to Awards that are forfeited shall revert to the Company upon such forfeiture.

12.13	Legal Requirements.

(a) Restrictions on Resale. Notwithstanding any other provision of this Plan, no Participant who acquires Shares pursuant to this Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the Securities Act), sell such Shares, unless such offer and sale is made (a) pursuant to an effective registration statement under the Securities Act, which is current and includes the Shares to be sold, or (b) pursuant to an appropriate exemption from the registration requirement of the Securities Act, such as that set forth in Rule 144 promulgated under the Securities Act.

(b) Registration, Listing and Qualification of Shares. Notwithstanding any other provision of this Plan, if at any time the Committee shall determine that the registration, listing, or qualification of the Shares covered by an Award upon any securities exchange or under any foreign, federal, state, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered, or received pursuant to such Award unless and until such registration, listing, qualification, consent, or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under this Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the Securities Act or applicable state or foreign law or to take any other action to cause the issuance and delivery of such certificates to comply with any such law, regulation, or requirement.

12.14 Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Plan. The Committee may provide for the elimination of fractions or for the settlement thereof in cash.

12.15 Amendment or Termination.

(a) The Committee may, from time to time, amend or modify this Plan or any outstanding Awards, including, without limitation, to authorize the Committee to make Awards payable in other securities or other forms of property of a kind to be determined by the Committee, and such other amendments as may be necessary or desirable to implement such Awards, or terminate this Plan or any provision thereof; provided that amendments or modifications to this Plan shall require the approval of the stockholders normally entitled to vote for the election of Directors if (i) they would permit the Company to reprice any outstanding Option or Stock Appreciation Right (by reducing the Exercise Price thereof or cancelling such Award in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an Exercise Price that is less than the Exercise Price of the pre-cancellation Option or Stock Appreciation Right), or (ii) such approval is required by applicable law or the listing standards of the Applicable Exchange; and provided, further, that amendments to Section 5.1 shall require the approval of the Board.

(b) No amendment to or termination of this Plan or any provision hereof, and no amendment to or cancellation of any outstanding Award shall, without the written consent of the affected Participant, adversely affect any outstanding Award.

(c) Notwithstanding the above provisions, the Committee shall have authority to amend outstanding Awards and this Plan to take into account changes in law and tax and accounting rules, and to grant Awards that qualify for beneficial treatment under such rules, without stockholder approval and without the consent of affected Participants.

VOTE BY INTERNET - www.proxyvote.com
BANKRATE, INC. 477 MADISON AVENUE, SUITE 430 NEW YORK, NY 10022

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M94866-P68315	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BANKRATE, INC.
The Board of Directors recommends you vote FOR Proposals 1 through 5.

1.	To elect two (2) directors to the Board of Directors:	For	Withhold

Nominees:

	1a. Christine Petersen	☐	☐

	1b. Richard J. Pinola	☐	☐

		For	Against	Abstain

2.	To approve, on an advisory basis, named executive officer compensation.	☐	☐	☐

3.	To approve the Bankrate, Inc. Short-Term Incentive Plan.	☐	☐	☐

4.	To approve the Bankrate 2015 Equity Incentive Compensation Plan.	☐	☐	☐

5.	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M94867-P68315

Bankrate, Inc. Annual Meeting of Stockholders on August 10, 2015 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated July 1, 2015, and does hereby appoint Kenneth S. Esterow, Steven D. Barnhart and James R. Gilmartin, and each of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as indicated on the reverse side, all the shares of Common Stock, par value $0.01 per share, of Bankrate, Inc. held of record by the undersigned on June 18, 2015 at the Annual Meeting of Stockholders to be held on August 10, 2015, and any adjournment(s) or postponements(s) thereof, and with discretionary authority as to any and all other matters that may properly come before the meeting.

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure the shares held in your account are represented at the meeting by promptly returning your proxy in the enclosed envelope, or by voting via the Internet or telephone, as described on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. Unless otherwise specified, the shares will be voted “FOR” Proposals 1 through 5 as described in the Proxy Statement. The Proxies are authorized to vote in accordance with their judgement upon all such other matters as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side